Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GUARANTY BANCSHARES, INC.,
GUARANTY BANK & TRUST, N.A.
AND
WESTBOUND BANK
Dated as of January 29, 2018

i

EXHIBIT INDEX

Page
Exhibit A	Form of Voting Agreement	A-1
Exhibit B	Form of Director Support Agreement	B-1
Exhibit C	Form of Option Holder Release Agreement	C-1
Exhibit D	Form of Escrow Agreement	D-1
Exhibit E	Form of Director and Officer Release	E-1
Exhibit F	Form of Non-Solicitation Agreement	F-1
Exhibit G	Form of Assignment and Assumption Agreement	G-1

v

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 29th day of January, 2018 (the “Execution Date”), is by and among Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company (“Guaranty”), Guaranty Bank & Trust, N.A., a national banking association and a wholly-owned subsidiary of Guaranty (“GBT”), and Westbound Bank, a Texas banking association (“Westbound”).
RECITALS:
WHEREAS, the boards of directors of Guaranty and GBT have unanimously determined that it is advisable and in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction contemplated herein on the terms and subject to the conditions set forth in this Agreement, pursuant to which Westbound will merge with and into GBT, with GBT as the surviving corporation in the Merger (the “Merger”);
WHEREAS, the board of directors of Westbound (the “Westbound Board”) has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Westbound’s shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Guaranty’s willingness to enter into this Agreement, (i) certain executive officers and each director of Westbound, who are shareholders of Westbound, all of whom are listed on Schedule 1, have, in their capacity as shareholders, entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which each such Person has agreed, among other things, to vote the shares of Westbound Stock held by such Person in favor of the Merger, subject to the terms of the Voting Agreement; (ii) each of the directors of Westbound has, in his or her capacity as a shareholder of Westbound, entered into a Director Support Agreement in the form attached hereto as Exhibit B (collectively, the “Director Support Agreements”); and (iii) certain senior officers of Westbound have entered into Employment Agreements with GBT and Guaranty (collectively, the “Employment Agreements”), which will not become effective until the Effective Time;
WHEREAS, for federal income Tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of § 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury Regulations promulgated thereunder (and any comparable provision of state Law) for federal and applicable state income tax purposes, and that this Agreement is intended to be and is hereby adopted as a plan of reorganization for the purposes of Code §§ 354, 361 and 368 and the applicable Treasury Regulations thereunder (and any comparable provision of state Law);
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Westbound shall merge with and into GBT, with GBT as the surviving corporation (sometimes referred to in such capacity as the “Surviving Corporation”), pursuant to the provisions of 12 U.S.C. § 215a and Sections 32.301 and 32.501 of the Texas Finance Code.
Section 1.02    The Closing; Effective Time.
(a)    The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) which shall be no more than thirty (30) days after all necessary regulatory, corporate and other approvals have been received, and all associated mandatory waiting periods have expired (the “Required Approvals”), or such other date as may be mutually agreeable to Guaranty and Westbound. On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Closing shall take place at 10:00 a.m., local time at the offices of Fenimore, Kay, Harrison & Ford, LLP, 812 San Antonio Street, Suite 600, Austin, Texas 78701, on the Closing Date, or at such other time and place to which Guaranty and Westbound may agree.
(b)    The “Effective Time” means a time mutually agreed to by the parties on the effective date of the Merger specified in a Merger Certification Letter to be issued by the Office of the Comptroller of the Currency (the “OCC”).
Section 1.03    Effects of the Merger. At the Effective Time, the corporate existence of Westbound shall, as provided in the provisions of Law heretofore mentioned, be continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation in entity and identity of Westbound. All rights, franchises and interests of Westbound in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in 12 U.S.C. § 215a.
Section 1.04    Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation and bylaws of GBT, shall continue in effect as the Certificate of Formation and bylaws of the Surviving Corporation until the same shall be amended and changed as provided by applicable Law.
Section 1.05    Directors and Officers. The directors and officers of GBT as of the Effective Time, shall be the directors and officers of the Surviving Corporation, and such directors and officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and bylaws of the Surviving Corporation or as otherwise provided by applicable Law.
Section 1.06    Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Guaranty, GBT, Westbound or any holder of any of the following securities:
(a)    No Effect on Guaranty Common Stock. Each share of common stock, $1.00 par value per share, of Guaranty (the “Guaranty Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    No Effect on GBT Common Stock. Each share of common stock, par value $0.01 per share, of GBT issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(c)    Conversion of Westbound Stock. Each share of common stock, $5.00 par value per share, of Westbound issued and outstanding immediately prior to the Effective Time (“Westbound Common Stock”), and each share of Class A Preferred Stock, $5.00 par value per share, of Westbound issued and outstanding immediately prior to the Effective Time (“Westbound Preferred Stock”, together with Westbound Common Stock, “Westbound Stock”) excluding any Westbound Stock held by a Dissenting Shareholder and Treasury Shares, shall be cancelled and converted into and represent the right to receive from Guaranty, without interest, the Per Share Merger Consideration (subject to the escrow arrangement provided for in Section 2.03). All shares of Westbound Stock that have been converted in the Merger shall be cancelled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Westbound Stock (each, a “Certificate”, and collectively, the “Certificates”), shall cease to have any rights with respect to those shares of Westbound Stock, other than the right to receive from Guaranty following the Effective Time the Per Share Merger Consideration (subject to the escrow arrangement provided for in Section 2.03) for each share of Westbound Stock represented by the Certificate pursuant to this Section 1.06(c) and in accordance with procedures set forth in Section 2.03.
(d)    Cancellation of Treasury Shares. Notwithstanding anything in this Agreement to the contrary, each share of Westbound Stock held in the treasury of Westbound and each share of Westbound Stock owned by any direct or indirect wholly-owned Subsidiary of Westbound immediately prior to the Effective Time (collectively, “Treasury Shares”) (other than (i) shares of Westbound Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and

(ii) shares of Westbound Stock held in respect of a debt previously contracted), shall be automatically cancelled without any conversion and no payment or distribution shall be made with respect thereto.
(e)    Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Westbound Stock that are held by shareholders of Westbound (each, a “Dissenting Shareholder”) who have complied with the terms and provisions of Subchapter H of Chapter 10 of the Texas Business Organizations Code (the “TBOC”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that if a shareholder of Westbound fails to perfect, withdraws or otherwise loses any such right or remedy granted by Subchapter H of Chapter 10 of the TBOC, each share of Westbound Stock held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.06(c). Westbound shall give Guaranty prompt notice upon receipt by Westbound of any demands for payment of the value of such shares of Westbound Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law, and Guaranty shall have the right to direct all negotiations and proceedings with respect to any such demands. Westbound shall not, except with the prior written consent of Guaranty, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable Law. Any payments made in respect of shares held by a Dissenting Shareholder shall be made by Guaranty.
(f)    Treatment of Westbound Stock Options. Each option to purchase shares of Westbound Common Stock (“Westbound Option”) granted under the Westbound Bank 2007 Stock Incentive Plan or pursuant to a nonqualified stock option agreement or agreement with Westbound (collectively, the “Westbound Stock Option Plans”), including those Westbound Options that are set forth on Schedule 3.02 of the Disclosure Schedule, that is unexpired, outstanding and unexercised (whether vested or unvested) immediately prior to the Effective Time, shall, without any further action on the part of any holder thereof, fully vest and shall be cancelled at the Effective Time and shall not be assumed by Guaranty, and no Westbound Option shall be substituted with any equivalent option or right to purchase Guaranty Common Stock. Upon cancellation thereof, each such Westbound Option shall be converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Westbound Common Stock available for purchase pursuant to such Westbound Option (the “Westbound Option Shares”) multiplied by (ii) the excess, if any, of the Per Option Amount (as defined in Section 2.01(k)) over the exercise price per share of such Westbound Option Shares (the “Option Cancellation Payment”); provided, that the right to receive such cash consideration shall be conditioned upon the holder thereof executing and delivering to Westbound an option holder termination and release agreement in the form attached hereto as Exhibit C (collectively, the “Option Holder Release Agreements”) contemplated by Section 8.16. To the extent that any Westbound Option that has an exercise price per share of Westbound Common Stock that is greater than or equal to the Per Option Amount, such Westbound Option shall be cancelled in exchange for no consideration. Guaranty shall deliver the Option Cancellation Payment to each holder of a Westbound Option no later than the first (1st) Business Day following the Effective Time (assuming the delivery and effectiveness of the requisite Option Holder Release Agreement). Payments to the holders of Westbound Options shall be subject to applicable withholding under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment, and Guaranty shall deliver such withheld amount to the applicable taxing authority.
Section 1.07    No Fractional Guaranty Common Stock. Notwithstanding anything in this Agreement to the contrary, Guaranty will not issue any certificates or scrip representing fractional shares of Guaranty Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Guaranty shall pay to each former holder of Westbound Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (a) the Determination Date VWAP by (b) the fraction of a share of Guaranty Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.06(c).
Section 1.08    Anti-Dilution Provisions. If, between the Execution Date and the Effective Time, Guaranty or Westbound should change the number or class of its outstanding shares by reason of a stock split, reverse stock split, reclassification, recapitalization, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Merger Consideration and any dependent items shall be adjusted accordingly and proportionately; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the shares of Guaranty Common Stock to be issued hereunder to holders of Westbound Stock if (i) Guaranty issues additional shares of Guaranty Common Stock, if Guaranty receives consideration for such shares in a bona fide merger, acquisition or other business combination or any other third party transaction (including an offering or sale of shares of Guaranty Common Stock), or (ii) Guaranty issues stock options, restricted stock units or grants or similar equity awards or Guaranty Common Stock upon exercise or vesting of any such grants or awards.
Section 1.09    Change of Method. Westbound and Guaranty shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the acquisition of Westbound by Guaranty (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Per Share Merger Consideration, (ii) adversely affect the Tax treatment of the transaction to Westbound’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the transaction to Westbound or Guaranty pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 11.18.
Section 1.10    Tax Free Reorganization. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Merger qualify as a “reorganization” within the meaning of the Code § 368(a) (and any comparable provision of state law) for federal and applicable state income tax purposes, and (ii) Guaranty, GBT and Westbound shall each be a party to such reorganization within the meaning of the Code § 368(b), (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of the Code §§ 354, 361 and 368 and the applicable Treasury Regulations thereunder, including within the meaning of Treasury Regulation § 1.368-2(g) (and any comparable provision of state Law), and (c) unless otherwise required by applicable Law, each of Guaranty and Westbound (i) shall report the Merger as a “reorganization” within the meaning of the Code § 368(a), (ii) shall not take any Tax reporting position inconsistent with such characterization and (iii) shall properly file with their federal income Tax Returns all information required by Treasury Regulations § 1.368-3.
ARTICLE II
DETERMINATION OF MERGER
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.01    Determination of Merger Consideration. For purposes of this Agreement:
(a)    “Aggregate Guaranty Stock Value” means the dollar value equal to the Determination Date VWAP multiplied by the Aggregate Stock Consideration.
(b)    “Aggregate Cash Consideration” means $6,417,050, as it may be adjusted pursuant to Section 2.02(a) or Section 9.01(h).
(c)    “Aggregate Merger Consideration” means the sum of the Aggregate Cash Consideration and the Aggregate Stock Consideration.
(d)    “Aggregate Option Consideration” means the aggregate cash amount paid by Guaranty for the cancellation of Westbound Options pursuant to Section 1.06(f) hereof.
(e)    “Aggregate Stock Consideration” means 900,000 shares of Guaranty Common Stock, as it may be adjusted pursuant to Section 2.02(a) or Section 9.01(h).
(f)    “Determination Date” means the tenth (10th) trading day preceding the Closing Date.
(g)    “Determination Date VWAP” means the average of the daily volume-weighted average sales price per share of Guaranty Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”), for the fifteen (15) consecutive trading days ending on and including the Determination Date, as reported by Bloomberg Financial, LP.
(h)    “Diluted Westbound Shares” means the number of shares of Westbound Stock that would be outstanding immediately before the Effective Time, if all unexercised and unexpired Westbound Options were exercised to purchase shares of Westbound Common Stock available for purchase pursuant to such Westbound Options; provided, however, that any Westbound Option that has an exercise price per share of Westbound Common Stock that is greater than or equal to the Per Option Amount shall not be included for purposes of calculating the total shares of Westbound Stock outstanding immediately before the Effective Time nor shall any Westbound Option that has been exercised prior to that time.
(i)    “Per Option Amount” means an amount equal to the quotient of (A) the sum of the Aggregate Cash Consideration plus the Aggregate Guaranty Stock Value divided by (B) the number of Diluted Westbound Shares, rounded to the nearest cent.

(j)    “Per Share Cash Consideration” means the amount of cash equal to the quotient of (A) the Shareholder Cash Consideration, divided by (B) the number of Westbound Closing Shares, rounded to the nearest cent, without interest.
(k)    “Per Share Merger Consideration” means (A) the Per Share Cash Consideration and (B) the Per Share Stock Consideration.
(l)    “Per Share Stock Consideration” means a fraction of a share of Guaranty Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the number of Westbound Closing Shares, rounded to the nearest five decimal places.
(m)    “Shareholder Cash Consideration” means the difference between the Aggregate Cash Consideration minus the Aggregate Option Consideration.
(n)    “Westbound Closing Shares” means the number of issued and outstanding shares of Westbound Stock immediately prior to the Effective Time. For the avoidance of doubt, the Westbound Closing Shares shall not include Treasury Shares.
Section 2.02    Adjustments to the Merger Consideration.
(a)    Adjustment Based on Determination Date VWAP. If the Determination Date VWAP is equal to or greater than $36.14, then Guaranty shall decrease (A) the number of shares of Guaranty Common Stock in the Aggregate Stock Consideration from 900,000 and/or (B) the Aggregate Cash Consideration, such that the Aggregate Merger Consideration is equal to $38,943,050 (valuing the Aggregate Stock Consideration based on the Determination Date VWAP). If the Determination Date VWAP is equal to or less $26.71, then Guaranty shall increase (A) the number of shares of Guaranty Common Stock in the Aggregate Stock Consideration from 900,000 and/or (B) the Aggregate Cash Consideration, such that the Aggregate Merger Consideration is equal to $30,456,050 (valuing the Aggregate Stock Consideration based on the Determination Date VWAP). The determination as to whether the increase or decrease is effected through an increase or decrease in the number of shares of Guaranty Common Stock, cash or a combination of both shall be in Guaranty’s sole and absolute discretion. Guaranty shall deliver written notice (the “Guaranty Adjustment Notice”) to Westbound of its election with respect to the increase or decrease of the consideration contemplated by this Section 2.02 at least five (5) Business Days prior to the Closing Date setting forth the number of shares of Guaranty Common Stock constituting the Aggregate Stock Consideration and the amount of cash constituting the Aggregate Cash Consideration.
(b)    Special Dividend.    Immediately prior to the Closing, Westbound shall make a special dividend to its shareholders in accordance with the Articles of Association, as amended, and a payment to the holders of Westbound Options, on a pro rata basis to the Westbound Common Stock, based upon the number of Diluted Westbound Shares held by each such Person, equal to the amount by which Final Adjusted Tangible Equity exceeds $16,500,000 (the “Special Dividend”), if at all. For the avoidance of doubt, the amount of the Special Dividend will be distributed to both Westbound shareholders and paid to the holders of Westbound Options, on a pro rata basis to the Westbound Common Stock, as if the holders of Westbound Options held the shares underlying such Westbound Options on the record date of the Special Dividend. If Westbound has not received all necessary regulatory approvals required to make such Special Dividend prior to the Effective Time, the amount shall be added to the Merger Consideration and paid by Guaranty at the Effective Time.
(c)    For purposes of this Agreement:
(i)    “Adjusted Tangible Equity” means (A) Westbound’s stockholders’ equity less goodwill, core deposit intangibles and other intangible assets other than the deferred tax asset, net of accumulated amortization, as such components are determined pursuant to generally accepted accounting principles in the United States (“GAAP”) minus (B) all Transaction Expenses through the Closing Date to the extent not paid or accrued by Westbound or otherwise accounted for in the calculation of Adjusted Tangible Equity, whether or not required under GAAP. The calculation of Adjusted Tangible Equity shall include (A) unrealized gains and losses on Westbound’s investment securities and (B) the reduction in tax liability resulting from amounts incurred in connection with the payments to the holders of Westbound Options pursuant to Section 1.06(f) and Section 2.02(b).
(ii)    “Transaction Expenses” means all of the costs and expenses of Westbound incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation: (A) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (B) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (C) the premium or additional cost or expense incurred to purchase the D&O Tail Policy pursuant to Section 5.16; (D)  the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.17); (E) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Westbound and any other Person (including any “excess parachute payments” within the Code § 280G or similarly applicable state Law); (F) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (G) the amount of any cost to fully fund, terminate and liquidate any Westbound Employee Plan and to pay all related expenses and fees, including expenses and fees associated with any governmental filings in connection with such termination, to the extent such termination is required hereunder or requested by Guaranty; (H) any severance payments made by Westbound to Terminated Employees (as defined in Section 6.10(b)) at or prior to the Effective Time and any retention or “stay-put” bonuses paid by Westbound to its employees at or prior to the Effective Time; (I) fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Accounting Firm under Section 2.02(h), if applicable; (J) any amount required to be added to Westbound’s allowance for loan and lease losses pursuant to Section 5.18 so that such allowance equals the Minimum Allowance Amount as of the Calculation Date; and (K) such other amounts as are agreed upon by Westbound and Guaranty. For purposes of clarity, in no event shall the Adjusted Tangible Equity be reduced by Transaction Expenses under Section 2.02(c)(ii) to the extent that such Transaction Expense has already been deducted from Westbound’s stockholders’ equity.
(d)    Schedule 2.02(d) sets forth a projection of Adjusted Tangible Equity (the “Preliminary Closing Statement”), which is derived from the Westbound Financial Statements described in Section 3.05(a).
(e)    Not later than five (5) Business Days prior to the anticipated Closing Date, Westbound shall prepare in good faith and deliver to Guaranty an updated Preliminary Closing Statement as of the close of business on the last Business Day of the month preceding the Closing Date prior to the anticipated Closing Date (the “Calculation Date”) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement. The Adjusted Tangible Equity set forth in the Final Closing Statement is referred to as the “Final Adjusted Tangible Equity”.
(f)    Subject to applicable Law, Guaranty shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by Westbound or its accountants in connection with Westbound’s preparation of the Preliminary Closing Statement and the Final Closing Statement, as well as to executive, finance and accounting personnel of Westbound and any other information which Guaranty may reasonably request in connection with its review of the Preliminary Closing Statement and the Final Closing Statement; provided, however, that Westbound shall not be required to provide Guaranty access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(g)    In the event Guaranty disputes the Final Closing Statement (including the Final Adjusted Tangible Equity), Guaranty shall, within three (3) Business Days following the delivery of the Final Closing Statement, give Westbound written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Guaranty disagrees and, based on the information at its disposal, specifying Guaranty’s good faith proposed calculation of Final Adjusted Tangible Equity. If Guaranty does not timely deliver an Objection Notice within such three (3) Business Day period, the Final Adjusted Tangible Equity set forth in the Final Closing Statement delivered by Westbound shall be, absent fraud, final and binding on all the parties.
(h)    If Guaranty timely delivers an Objection Notice, then Closing shall be delayed and Guaranty and Westbound shall cooperate in good faith to resolve such dispute. If Guaranty and Westbound cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), Guaranty and Westbound shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Neutral

Accounting Firm”) to arbitrate the dispute under the rules the Neutral Accounting Firm imposes. The Neutral Accounting Firm shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Accounting Firm’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by Westbound and Guaranty with respect to such disputed item, as the case may be. Upon reaching its determination of the Final Adjusted Tangible Equity, the Neutral Accounting Firm shall deliver a copy of its calculation of the Final Adjusted Tangible Equity to Guaranty and Westbound. The determination of the Neutral Accounting Firm shall be made within twenty (20) calendar days after its engagement (which engagement shall be made no later than five (5) calendar days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties. No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Accounting Firm as to the determination of the Final Adjusted Tangible Equity. Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Accounting Firm shall be borne by Guaranty, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses. For the avoidance of doubt, the dispute resolution process contemplated by Section 2.02(g) and Section 2.02(h) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Adjusted Tangible Equity as of the Calculation Date, regardless of the date on which the Neutral Accounting Firm delivers its calculation; provided, however, that if the dispute resolution process by this Section 2.02(h) delays the Closing Date by more than fifteen (15) Business Days and the Neutral Accounting Firm determines that the calculation of Final Book Value originally made by Westbound was correct, then any increase or decrease in the shareholders’ equity of Westbound after the Calculation Date shall be determined by the Neutral Accounting Firm (as of the date of its determination) and included in the calculation of the Final Adjusted Tangible Equity. If the Closing Date is delayed by the dispute resolution process, the Closing Date shall be rescheduled and held on a date mutually acceptable to Guaranty and Westbound within three (3) Business Days after the Final Adjusted Tangible Equity is finally determined pursuant to the dispute resolution process.
Section 2.03    Escrow Consideration.
(a)    On the Closing Date, Guaranty shall deposit or cause to be deposited Two Million Dollars ($2,000,000.00) in cash out of the Aggregate Cash Consideration, subject to adjustment pursuant to Section 5.18 (the “Escrow Consideration”), into an escrow account (the “Escrow Account”) with GBT (or such other Person as may be designated by the mutual agreement of the Westbound Representative and Guaranty), in its capacity as escrow agent, to be held in the Escrow Account and distributed only in accordance with the terms and conditions set forth in an escrow agreement substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). The Escrow Consideration shall be deducted from the Shareholder Cash Consideration.
(b)    The amount deducted from each Westbound shareholder’s portion of the Shareholder Cash Consideration and deposited in the Escrow Account shall be equal to (i) the quotient of (A) the Escrow Consideration divided by (B) the Shareholder Cash Consideration, multiplied by (ii) the value of such shareholder’s portion of the Shareholder Cash Consideration.

(c)    Westbound and Guaranty agree that for all Tax purposes: (i) Guaranty shall be treated as the owner of amounts in the Escrow Account until such funds are distributed to the Westbound shareholders and during the Escrow Period (as defined in the Escrow Agreement) all interest and earnings earned from the investment and reinvestment of the Escrow Amounts, if any, or any portion thereof, shall be allocable to Guaranty, and (ii) the Westbound shareholders shall be treated as receiving only such amounts as actually paid from the Escrow Account to such Westbound shareholder and any such amounts actually paid from the Escrow Account to such Westbound shareholders shall be treated as having been received as additional Merger Consideration for such shareholder’s Westbound Stock pursuant to the Merger. No party shall take any action or filing position inconsistent with the foregoing.
Section 2.04    Exchange Procedures.
(a)    On the Business Day before the Closing Date, Guaranty shall deposit or cause to be deposited in trust with Computershare Inc. (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the Aggregate Stock Consideration, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Aggregate Cash Consideration (less the Escrow Consideration), as may be adjusted pursuant to Section 2.02 or Section 9.01(h), and (B) to holders of Dissenting Shares pursuant to Section 1.06(e), if any (such certificates and cash being referred to as the “Exchange Fund”). Guaranty shall also make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 1.07. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.
(b)    As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) days thereafter, Guaranty shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Westbound Stock (a “Holder”) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration into which each share of Westbound Stock represented by such Certificate(s) shall be converted pursuant to this Agreement (collectively, the “Transmittal Materials”)). Upon surrender to the Exchange Agent of a Certificate, together with Transmittal Materials properly completed and duly executed, the Holder of such Certificate shall be entitled to receive in exchange for each share of Westbound Stock represented by such Certificate, and Guaranty shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration into which each share of Westbound Stock represented by such Certificate(s) has been converted pursuant to this Agreement and such Certificate shall forthwith be canceled. Within five (5) Business Days after surrender to the Exchange Agent by a Holder of its Certificate(s), accompanied by properly completed Transmittal Materials, the Exchange Agent shall pay and distribute to such Holder the Per Share Merger Consideration in respect of each share of Westbound Stock represented by its Certificate(s), as applicable. Until surrendered in accordance with this Section 2.04, each share represented by the Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Per Share Merger Consideration without any interest thereon.

(c)    After the Effective Time, the share transfer ledger of Westbound shall be closed and there shall be no transfers on the share transfer books of Westbound of the Westbound Stock which were outstanding immediately before such time. If, after the Effective Time, Certificates are presented to Guaranty, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.04.
(d)    No dividends or other distributions declared after the Effective Time with respect to the shares of Guaranty Common Stock and payable to the Holders thereof shall be paid to the Holder of a Certificate until such Holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.04. After the surrender of a Certificate in accordance with this Section 2.04, the Holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Guaranty Common Stock represented by such Certificate.
(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Westbound for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.04 shall be delivered to Guaranty upon demand, and any shareholders of Westbound who have not theretofore complied with the exchange procedures in this Section 2.04 shall look to Guaranty only, and not the Exchange Agent, for the payment of the Per Share Merger Consideration in respect of such shares. If outstanding Certificates for Westbound Stock are not surrendered or the payment for them is not claimed before the date on which such shares of Guaranty Common Stock or cash would otherwise escheat to any governmental unit or agency, then Guaranty shall, after providing all notices required by abandoned property or any other applicable Law, escheat the unclaimed items to the applicable Governmental Authority.
(f)    If any shares of Guaranty Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Guaranty) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Guaranty Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.
(g)    None of Guaranty, Westbound, the Exchange Agent or any other Person shall be liable to any former holder of Westbound Stock for any share of Guaranty Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(h)    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Guaranty or the Exchange Agent, the posting by such Person of a bond in such amount as Guaranty or the Exchange Agent may direct (not to exceed the amount of Per Share Merger Consideration relating to the shares of Westbound Stock represented by the relevant missing Certificate) as indemnity against any claim that may be made against Guaranty, GBT or Westbound with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect to the Westbound Stock represented by such Certificate thereof pursuant to this Agreement.
(i)    Notwithstanding any other provision in this Agreement to the contrary, Guaranty, GBT and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Westbound Stock or Westbound Options or otherwise pursuant to this Agreement such amounts as Guaranty, GBT or the Exchange Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law; provided, that Guaranty, GBT and the Exchange Agent, as applicable, shall
(1) provide timely notice to the relevant holder of Westbound Stock or Westbound Options prior to any such withholding and (2) provide such holder with a reasonable timeframe in which to submit documentation to reduce or eliminate any such withholding. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Guaranty, GBT or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WESTBOUND
Except as disclosed in the disclosure schedules delivered by Westbound to Guaranty concurrently herewith (the “Disclosure Schedules”), Westbound hereby represents and warrants to Guaranty and GBT as follows:
Section 3.01    Organization; Ownership.
(a)    Westbound is a banking association, duly organized, validly existing and in good standing under all Laws of the State of Texas. Westbound has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to Westbound. True and complete copies of the Articles of Association and bylaws of Westbound, as amended to date, have been made available to Guaranty. Westbound is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”).
(b)    Westbound has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Westbound has not been conducted through any direct or indirect Subsidiary or Affiliate of Westbound.

(c)    Schedule 3.01 of the Disclosure Schedules sets forth, for all of the issued and outstanding shares of Westbound Stock, (a) the name of the holder of such shares, (b) the number and type of shares of Westbound Stock owned by each such holder, and (c) the domicile address of each such holder.
Section 3.02    Capitalization. The authorized capital stock of Westbound consists of (i) 10,000,000 shares of Westbound Common Stock, $5.00 par value per share, of which 1,970,071 shares are issued and outstanding as of the Execution Date and (ii) 1,000,000 shares of Westbound Preferred Stock, $5.00 par value per share, of which 277,881 are issued and outstanding as of the Execution Date. Schedule 3.02 of the Disclosure Schedules sets forth for each of the Westbound Options, the number of shares subject to thereto and the exercise prices, the names of the holders, dates of grant, vesting schedule and dates of termination. Except for the Westbound Options, all which are set forth on Schedule 3.02 of the Disclosure Schedules, and the 1,970,071 and 277,881 issued and outstanding shares of Westbound Common Stock and Westbound Preferred Stock, respectively, there are no other (a) outstanding equity securities of any kind or character, or (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Westbound to purchase or otherwise acquire any security of or equity interest in Westbound, obligating Westbound to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. Copies of the Westbound Options (and all relevant Employee Plans and forms of agreements related thereto) governing all Westbound Options and the vesting thereof have been made available to Guaranty. There are no outstanding contractual obligations of Westbound to vote or dispose of any shares of Westbound Stock. Except for the Shareholder Agreement, dated October 5, 2015, by and among Westbound, James E. Baine and Walter G. Nelson (the “Westbound Shareholder Agreement”), there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of Westbound Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Westbound Stock, including any restriction on the right of a holder of shares of Westbound Stock to vote, sell or otherwise dispose of any Westbound Stock. All of the outstanding shares of Westbound Stock have been, or upon the exercise of the Westbound Options, will be, duly authorized, validly issued and fully paid and nonassessable, and no securities of Westbound have been issued in violation of the preemptive rights of any Person. The shares of Westbound Stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. Except as set forth on Schedule 3.02 of the Disclosure Schedules, there are no restrictions applicable to the payment of dividends on the shares of Westbound Stock except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.
Section 3.03    Execution and Delivery. Westbound has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Westbound is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Westbound is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Westbound Board and the Westbound Board has declared them advisable, and has directed that the

Agreement be submitted to Westbound’s shareholders for the purpose of acting on this Agreement. Other than (a) approval by the holders of at least two-thirds of the issued and outstanding shares of Westbound Common Stock and (b) approval by the holders of at least two-thirds of the issued and outstanding shares of Westbound Preferred Stock (the “Requisite Westbound Vote”), no other corporate proceedings or approvals are necessary or required on the part of Westbound to approve this Agreement or the other agreements to which Westbound is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which Westbound is a party have been or at Closing will be duly executed by Westbound and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of Westbound, enforceable against Westbound in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at Law or in equity) (the “Bankruptcy Exception”).
Section 3.04    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Westbound with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the articles or bylaws of Westbound; (b) violate any Law applicable to Westbound or any of its Properties or assets; or (c) except as set forth on Schedule 3.04 of the Disclosure Schedules, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the Properties or assets of Westbound under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which Westbound is a party, or by which Westbound or any of its Properties, assets or business activities may be bound or subject, excluding from the foregoing clause (c) such violations, conflicts, breaches or defaults, which individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Change to Westbound.
Section 3.05    Financial Statements; Call Reports.
(a)    Westbound has made available to Guaranty copies of the audited financial statements of Westbound as of and for the years ended December 31, 2016, 2015 and 2014 (the “Westbound Audited Statements”) and the unaudited financial statements of Westbound as of December 31, 2017 (the “Westbound Interim Statements”, and together with the Westbound Audited Financial Statements the “Westbound Financial Statements”). The Westbound Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of Westbound at the dates and for the periods indicated therein and, subject, in the case of the Westbound Interim Statements, to normal and recurring year-end adjustments and the absence of notes that will not, individually or in the aggregate, be material.

(b)    Westbound has made available to Guaranty true and complete copies of the Reports of Condition and Income for Westbound filed during 2017, 2016 and 2015 and any Reports of Condition and Income for Westbound filed during 2018 prior to the Execution Date (collectively, the “Westbound Call Reports”). Each of the Westbound Call Reports fairly presents, in all material respects, the financial position of Westbound and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Westbound Call Reports as promulgated by applicable Governmental Authorities.
(c)    The allowance for loan and lease losses shown in the Westbound Financial Statements and the Westbound Call Reports was, and the allowance for loan and lease losses to be shown on any financial statements of Westbound or the Westbound Call Reports as of any date subsequent to Execution Date will be calculated in accordance with GAAP and/or regulatory accounting principles (“RAP”) (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and, except as set forth on Schedule 3.05(c) of the Disclosure Schedules, in the reasonable opinion of Westbound’s management, such allowance for loan and lease losses is, as of the dates of such financial statements and/or call reports, adequate to absorb all reasonably anticipated losses in the Loan portfolio of Westbound, net of recourse relating to loans previously charged-off, and recourse obligations in respect of Loans sold by Westbound, and no facts have subsequently come to the Knowledge of Westbound which would cause it to modify in any material way the amount of the allowance for loan and lease losses contained in the Westbound Financial Statements or the Westbound Call Reports.
Section 3.06    Litigation. Except as set forth on Schedule 3.06 of the Disclosure Schedules, Westbound is not a party to any, and there are no pending or, to the Knowledge of Westbound, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against Westbound (collectively, “Proceedings”). There are no Proceedings which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Westbound, nor, to the Knowledge of Westbound, is there any reasonable basis for any Proceeding against Westbound that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Westbound. To the Knowledge of Westbound, there is no injunction, order, judgment or decree in effect with respect to Westbound or any of its material assets or Properties.
Section 3.07    Governmental Consents and Approvals. Except for any notices to and approvals from the OCC and Texas Department of Banking (“TDB”), no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Westbound in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Westbound of the transactions contemplated hereby or thereby.
Section 3.08    No Undisclosed Liabilities. Westbound has no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the Westbound Financial Statements or the

Westbound Call Reports, except those (a)  liabilities, obligations and expenses incurred in the Ordinary Course of Business since December 31, 2016, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Schedule 3.08 of the Disclosure Schedules.
Section 3.09    Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing Liens to which each such Property is subject have been made available to Guaranty. Westbound has good and indefeasible title to, or valid leasehold interest in, all of its tangible assets and Properties including all personal property reflected in the Westbound Financial Statements and the Westbound Call Reports or acquired thereafter, subject to no Liens of any kind except (a) as described on Schedule 3.09 of the Disclosure Schedules, (b) as reflected in the Westbound Financial Statements or the Westbound Call Reports, (c) statutory Liens not yet delinquent, (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (e) pledges of assets in the Ordinary Course of Business to secure public funds deposits, and (f) those assets and Properties disposed of for fair value in the Ordinary Course of Business since December 31, 2016.
Section 3.10    Absence of Certain Changes or Events. Except as disclosed on Schedule 3.10 of the Disclosure Schedules, since December 31, 2016, (i) Westbound has conducted its business, in all material respects, only in the Ordinary Course of Business; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Change to Westbound; and (iii) as of the Execution Date, other than in connection with the negotiation and execution of this Agreement, Westbound has not taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 5.06(a) – Section 5.06(ee).
Section 3.11    Leases, Contracts and Agreements.
(a)    Schedule 3.11 of the Disclosure Schedules lists each of the following types of contracts to which Westbound is a party or by which any of its Properties or assets is bound (collectively, the “Contracts”):
(i)    any contract that would be required to be filed by Westbound as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or disclosed by Westbound on a Current Report on Form 8-K if Westbound was required to file such reports under applicable Law;
(ii)    any contract that limits the ability of Westbound to compete in any line of business or with any Person or in any geographic area or, to the Knowledge of Westbound, upon consummation of the Merger will materially restrict the ability of Guaranty or any of its Affiliates to engage in any line of business in which a bank holding company or bank may lawfully engage;

(iii)    any contract that obligates Westbound (or, following the consummation of the transactions contemplated hereby, Guaranty and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than Westbound “most favored nation” status or similar rights;
(iv)    any contract to which any Affiliate, officer, director or employee of Westbound is a party or beneficiary, including but not limited to any employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements;
(v)    any contract that by its terms calls for an annual payment by Westbound of more than $25,000 to which any independent contractor or consultant of Westbound is a party or beneficiary;
(vi)    any contract that limits the payment of dividends by Westbound;
(vii)    any contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;
(viii)    any contract relating to indebtedness of Westbound of more than $100,000 other than any deposit liability maintained by Westbound in the Ordinary Course of Business;
(ix)    any contract that by its terms calls for annual payments or receipt by Westbound under such contract of more than $100,000 (other than pursuant to Loans originated or purchased by Westbound in the Ordinary Course of Business);
(x)    any contract that provides for potential indemnification payments by Westbound except for contracts entered in the Ordinary Course of Business and Westbound’s Articles of Association and Bylaws;
(xi)    any contract with a Governmental Authority;
(xii)    any contract that provides for potential obligation of Westbound to repurchase any Loans;
(xiii)    any contract that is material to Westbound’s balance sheet or its financial condition or results of operations;
(xiv)    except for the Westbound Shareholder Agreement, any contract that provides any rights to investors in Westbound, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Westbound Board;

(xv)    any contract that is a data processing, software programming or licensing contract involving the payment of more than $50,000 per annum;
(xvi)    any contract that requires a consent to or otherwise contains a provision relating to a “change of control” of Westbound or that would or could reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement;
(xvii)    any contract related to a Westbound Benefit Plan, including any contract with any professional employer organization providing employees and services to Westbound;
(xviii)    any contract in respect of any (A) owned real property or (B) leased premises with respect to which Westbound is either a landlord or tenant (or subtenant);
(xix)    any other contract material to the business of Westbound, taken as a whole, which is not entered in the Ordinary Course of Business; or
(xx)    any contract not of the type described in clauses (i) through (xx) above and which involved the payments by, or to, Westbound in the fiscal year ended December 31, 2017, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (other than pursuant to Loans originated or purchased by Westbound in the Ordinary Course of Business).
(b)    Each Contract is valid and binding on Westbound and in full force and effect, except as, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Change on Westbound. Westbound has performed all obligations required to be performed by it to date under each Contract, except where such noncompliance, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on Westbound. To the Knowledge of Westbound, (i) each counterparty to each Contract has performed all obligations required to be performed by it to date under such Contract, and (ii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Westbound under any such Contract.
Section 3.12    Taxes and Tax Returns.
(a)    Westbound has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns that it is required to file, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Westbound that are due, as shown on its Tax Returns, have been fully and timely paid. Westbound has withheld and paid to the relevant Governmental Authority on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.

(c)    Westbound is not currently the beneficiary of any extension of time within which to file any Tax Return. Westbound has not within the past three (3) years (and to the Knowledge of Westbound prior to the past three (3) years) agreed to any extension of time with respect to a Tax assessment or deficiency or waived any statute of limitation period applicable to any Tax. The U.S. federal income Tax Returns of Westbound for all years back to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
(d)    Within the past three (3) years (and to the Knowledge of Westbound prior to the past three (3) years), no claim has been made in writing by any Governmental Authority in a jurisdiction where Westbound does not file Tax Returns that Westbound is or may be subject to taxation by that jurisdiction.
(e)    Except as set forth on Schedule 3.12(e) of the Disclosure Schedules, there are no Liens for Taxes on any of the assets of Westbound other than Liens for Taxes not yet due and payable.
(f)    Westbound has not received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any Tax of Westbound or the assets of Westbound which have not been paid, settled or withdrawn.
(g)    With respect to any taxable year (or portion thereof) beginning on or after January 1, 2015 and ending on the Closing Date, Westbound has not (i) made or is required to make any change in accounting methods or (ii) received or sought a private letter ruling, closing agreement or gain recognition agreement with respect to Taxes.
(h)    Westbound will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account of Westbound described in Treasury Regulations promulgated under the Code § 1502 (or any corresponding or similar provision of state, local, or non- U.S. Tax Law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) closing agreement as described in the Code § 7121 (or any corresponding or similar provision of state or local Tax Laws).
(i)    Westbound is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement that is a credit or other commercial agreement that contains or provides for Tax indemnity obligations and the primary purpose of the overall agreement does not relate to Taxes). Westbound (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) does not have any liability for the Taxes of any Person (other than Westbound) arising from the application of Treasury Regulation § 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

(j)    Westbound has not distributed stock to another Person or had its stock distributed by another Person (i) during the two (2)-year period ending on the date hereof that was intended to be governed in whole or in part by the Code § 355, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of the Code § 355(e)) in conjunction with the transactions contemplated herein.
(k)    Westbound has not engaged in any “reportable transaction” within the meaning of the Code § 6707A or Treasury Regulation § 1.6011-4(b)(1).
(l)    Westbound has not taken any action, or know of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a “reorganization” within the meaning of the Code § 368(a).
(m)    Westbound Common Stock is not a United States real property interest within the meaning of the Code § 897 during the applicable period specified in the Code § 897(c)(1)(A)(ii).
(n)    Westbound has not been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of the Code § 6662.
(o)    Except as set forth on Schedule 3.12(o) of the Disclosure Schedules, there is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Westbound that, considered individually or collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of the Code § 280G (or any corresponding or similar provision of state, local or foreign Tax Law).
(p)    Notwithstanding anything in this Agreement to the contrary, it is agreed and understood that (i) no representation or warranty is made by Westbound in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 3.12, (ii) the representations and warranties of Westbound in this Section 3.12 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied on with respect to, Taxes attributable to any taxable period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of Westbound.
Section 3.13    Insurance. Schedule 3.13 of the Disclosure Schedules contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained by Westbound. All such policies (a) are sufficient for compliance by Westbound, in all material respects, with all requirements of applicable Law and all agreements to which Westbound is a party, (b) are valid, outstanding and enforceable, except as enforceability may be limited by the Bankruptcy Exception, and (c) are presently in full force and effect, and no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Westbound is not in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Except as set forth on Schedule 3.13 of the Disclosure Schedules, there have been no claims under any policy of insurance (including fidelity bonds) of Westbound since January 1, 2015 and to the Knowledge of Westbound, there are no facts that could be expected to form the basis of a claim under such policies of insurance.
Section 3.14    Proprietary Rights. Except as set forth on Schedule 3.14 of the Disclosure Schedules, Westbound does not require the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of Westbound. Schedule 3.14 sets forth the Proprietary Rights that are owned, held or licensed by Westbound. Except as set forth on Schedule 3.14 of the Disclosure Schedules, Westbound has not received within the past three (3) years any notice of infringement of or conflict with the rights of others with respect to the use by Westbound of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Knowledge of Westbound, threatened, with respect thereto.
Section 3.15    Loan Portfolio and Reserve for Loan Losses.
(a)    As of the date hereof, except as set forth on Schedule 3.15(a)(i) and 3.15(a)(ii), respectively, of the Disclosure Schedules, Westbound is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Westbound is a creditor which as of December 31, 2017, under the terms of which the obligor was, as of December 31, 2017, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of Westbound, or to the Knowledge of Westbound, any Affiliate of any of the foregoing.
(b)    Set forth on Schedule 3.15(b) of the Disclosure Schedules is a true, correct and complete list of (i) all of the Loans of Westbound that, as of December 31, 2017, were classified by Westbound as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Westbound that, as of December 31, 2017, is classified as “Other Real Estate Owned” and the book value thereof.
(c)    All evidences of indebtedness that are reflected as assets of Westbound are (i) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by the Bankruptcy Exception), (iii) except as set forth on Schedule 3.06 of the Disclosure Schedules, not subject to any asserted or, to the Knowledge of Westbound, threatened, defenses, offsets or counterclaims that may reasonably be asserted against Westbound or the present holder thereof, and (iv) except for the Loans listed on Schedule 3.15(c) which are unsecured, secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected.
(d)    To the Knowledge of Westbound, each outstanding Loan of Westbound (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Westbound (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws. Westbound has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Knowledge of Westbound, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and, to the Knowledge of Westbound, there are no acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.
(e)    Westbound has furnished or made available to Guaranty true, correct and complete copies of all of its credit and collateral files as of December 31, 2017. The credit and collateral files of Westbound contain all material information (excluding general, local or national industry, economic or similar conditions) known to Westbound that is reasonably required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the Loan portfolio of Westbound (including Loans that will be outstanding if it advances funds it is obligated to advance), except for items identified on Westbound’s internal exception list dated as of December 31, 2017 which has been made available to Guaranty; provided, however, that no representation or warranty is made as to the sufficiency of the collateral securing the Loans or the collectability of the Loans. Westbound has also furnished to Guaranty a list of all Loans made or committed to be made between December 31, 2017 and the Execution Date.
(f)    None of the agreements pursuant to which Westbound has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(g)    Westbound is not now and has not been since January 1, 2015, subject to any fine, suspension, settlement or other administrative sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.16    Deposits. Except as set forth on Schedule 3.16 of the Disclosure Schedules, no deposit of Westbound (a) is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the Ordinary Course of Business).

Section 3.17    Investment Securities and Commodities.
(a)    Westbound has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Westbound. Such securities and commodities are valued on the books of Westbound in accordance with GAAP in all material respects.
(b)    Prior to the date of this Agreement, Westbound has made available to Guaranty the material terms of Westbound’s investment, securities, commodities, risk management and other policies, practices and procedures.
Section 3.18    Risk Management Instruments.
(a)    Schedule 3.18(a) of the Disclosure Schedules sets forth a list of all interest rate swaps, caps, floors, option agreements, futures, forward contracts and other similar derivative transactions and risk management arrangements (each a “Derivative Transactions”) entered into as of the date of this Agreement for the account of Westbound or for the account of a customer of Westbound. All Derivative Transactions, whether entered into for the account of Westbound or for the account of a customer of Westbound, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations, and polices of any Governmental Authority and with counterparties believed to be financially responsible, and in compliance with applicable Laws in all material respects and other policies, practices and procedures employed by Westbound, as applicable, and are legal, valid and binding obligations of Westbound enforceable against it in accordance with their terms (except as such enforcement may be limited by the Bankruptcy Exception), and are in full force and effect.
(b)    Westbound has duly performed, in all material respects, all of its obligations under each of the Derivative Transactions to the extent required, and, to the Knowledge of Westbound, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(c)    The financial position of Westbound under or with respect to each such Derivative Transaction has been reflected in the books and records of Westbound in accordance with GAAP.
Section 3.19    Employee Relationships. Westbound has complied in all material respects with all applicable Laws relating to its relationships with its employees. To the Knowledge of Westbound, no key executive officer or manager of any of the operations of Westbound or any group of employees of Westbound has or have any present plans to terminate their respective employment with Westbound. Schedule 3.19 of the Disclosure Schedules contains a list of all employees of Westbound and their respective annual base compensation.
Section 3.20    Condition of Assets. All tangible assets used by Westbound are in good operating condition, ordinary wear and tear excepted, and comply, in all material respects, with all applicable Laws, whether federal, state or local. None of Westbound’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.
Section 3.21    Environmental Compliance. Except as set forth on Schedule 3.21of the Disclosure Schedules:
(a)    Westbound and all of its Properties and operations are in compliance with all applicable Environmental Laws in all material respects. Westbound has not received any notice of any past, present, or future conditions, events, activities, practices or incidents that could reasonably be expected to interfere with or prevent the compliance of Westbound with any applicable Environmental Laws in any material respect.
(b)    Westbound has obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.
(c)    To the Knowledge of Westbound, no Hazardous Materials exist on, about or within any of the Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Westbound makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.
(d)    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Knowledge of Westbound, threatened, against Westbound relating in any way to any Environmental Law. To the Knowledge of Westbound, Westbound has no liability for remedial action under any Environmental Law. Westbound has not received any request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has Westbound received any notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person informing Westbound that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).
Section 3.22    Regulatory Compliance.
(a)    Except as set forth on Schedule Section 3.22(a) of the Disclosure Schedules, Westbound is not now nor has been, since January 1, 2015, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business or its compliance with Laws (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Knowledge of Westbound, threatened investigations by any Regulatory Agency that could result in a Regulatory Agreement with respect to Westbound. Westbound has a Community Reinvestment Act rating of “satisfactory”.
(b)    Except as set forth on Schedule 3.22(b) of the Disclosure Schedules, since January 1, 2015, all reports, records, registrations, statements, notices and other documents or information required to be filed by Westbound with any Regulatory Agency have been duly and timely filed and, to the Knowledge of Westbound, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
Section 3.23    Absence of Certain Business Practices. None of Westbound, any of its respective officers, employees or agents, or, to the Knowledge of Westbound, any other Person acting on its behalf, has, directly or indirectly, since January 1, 2015, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Westbound (or assist Westbound in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject Westbound to any damage or penalty in any civil, criminal or governmental Proceeding, (b) if not given in the past, such failure to pay could reasonably have been expected to result in a Material Adverse Change to Westbound, or (c) if not continued in the future, such failure to pay could reasonably be expected to result in a Material Adverse Change to Westbound.
Section 3.24    Books and Records. The minute books, stock certificate books and stock transfer ledgers of Westbound (a) have been kept accurately in the Ordinary Course of Business and in compliance in all material respects with applicable Laws, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of Westbound that properly should have been set forth therein and that have not been accurately so set forth.
Section 3.25    Internal Controls. Westbound maintains a system of internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of Westbound and to maintain accountability for Westbound’s assets; and (c) access to Westbound’s assets is permitted only in accordance with management’s authorization. None of Westbound’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Westbound or its accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.
Section 3.26    Forms of Instruments, Etc. Westbound has made and will make available to Guaranty copies of all of its standard forms of notes, mortgages, deeds of trust, customer agreements, policies and other routine documents of a like nature used on a regular and recurring basis in the Ordinary Course of Business.
Section 3.27    Fiduciary Responsibilities. Westbound has performed all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, agreements, instruments and documents, where the failure to so perform would result in a Material Adverse Change to Westbound.
Section 3.28    Guaranties. No indebtedness, obligation or liability of Westbound is guaranteed by any other Person and Westbound has not guaranteed any indebtedness, obligation or liability of any other Person.
Section 3.29    Employee Benefit Plans.
(a)    Set forth on Schedule 3.29(a) of the Disclosure Schedules is a complete and correct list of all “employee benefit plans” (as defined in ERISA § 3(3) whether or not subject to ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other material bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plans, agreements or policies (whether written or oral, qualified or nonqualified, funded or unfunded), and any trusts, escrows or other agreements related thereto, which (a) are currently maintained or contributed to by Westbound, or with respect to which Westbound has any liability, or (b) provide benefits to any officer, employee, service provider (including employees and service providers provided to Westbound through a contractual agreement with a third-party professional employer organization (“Westbound PEO”)), former officer, former employee or former service provider of Westbound, or the dependents of any thereof (herein collectively the “Employee Plans” and each individually an “Employee Plan”). Schedule 3.29(a) of the Disclosure Schedules designates the Employee Plans for which Westbound is the plan sponsor (“Westbound Employee Plan”) and the Employee Plans for which a Westbound PEO is the plan sponsor (“Westbound PEO Employee Plan”).
(b)    With respect to each Employee Plan, Westbound has made available to Guaranty true, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) any summary plan descriptions and summaries of material modifications relating to any Employee Plan; (v) in the case of any Employee Plan that is intended to be qualified under Code § 401(a), the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Employee Plan for which a Form 5500 is required to be filed, the three most recently filed Form 5500, with schedules and financial statements attached (if applicable); (vii) actuarial reports received for any Employee Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) notices, letters or other correspondence received during the three (3) years prior to the date hereof from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to any Employee Plan.

(c)    Westbound has no liability or contingent liability with respect to any Westbound PEO Employee Plan except to the extent that Westbound is contractually obligated to make payments to Westbound PEO for coverage under any such Westbound PEO Employee Plan. As of the Execution Date, all such payments have been made.
(d)    No Employee Plan is, and has not been for the past six (6) years: (i) a “multiemployer plan” within the meaning of ERISA § 3(37); (ii) a “multiple employer plan” within the meaning of Code § 413(c); (iii) a “multiple employer welfare arrangement” within the meaning of ERISA § 3(40); or (iv) subject to the minimum funding standards of Code § 412 or ERISA § 302. Since inception, Westbound has not (x) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title IV of ERISA or related provisions of the Code or similar state or local Law relating to employee benefit plans; (y) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (z) engaged in any transaction which would give rise to material liability under ERISA § 4069 or ERISA § 4212(c).
(e)    Each Westbound Employee Plan and, to the Knowledge of Westbound, each Westbound PEO Employee Plan, has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws in all material respects. Each Employee Plan that is intended to be qualified under Code § 401(a) (a “Qualified Benefit Plan”) has received a favorable and current determination or opinion letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under the Code §§ 401(a) and 501(a), respectively, and nothing has occurred that could reasonably be expected to result in the loss of the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Employee Plan that has subjected or could reasonably be expected to subject Westbound or, with respect to any period on or after the Closing Date, Guaranty or any of its Affiliates, to a penalty under ERISA § 502 or to tax or penalty under Code § 4975.
(f)    Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without liability to Guaranty or any of its Affiliates other than the vesting of benefits under a Qualified Benefit Plan upon a termination or partial termination, and ordinary administrative expenses typically incurred in an amendment or termination event, and Westbound has no commitment or obligation and has not made any representations to any employee, officer, manager, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Employee Plan in connection with the consummation of the transactions contemplated by this Agreement or otherwise.
(g)    Other than as required under ERISA § 601 et. seq. or other applicable Law, no Employee Plan provides post-termination or retiree health or life insurance benefits to any individual for any reason, and Westbound has no obligation to provide post-termination or retiree health or life insurance benefits to any individual.
(h)    There is no pending or threatened action relating to any Employee Plan (other than routine claims for benefits), and no Employee Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)    Each individual who is classified by Westbound as an independent contractor, consultant, or advisor has been properly classified for purposes of participation and benefit accrual under each Employee Plan.
(j)    All benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and all applicable Laws, and all benefits accrued under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
Section 3.30    Compliance with Laws, Permits and Instruments.
(a)    Westbound is in compliance with all applicable Laws in all material respects. Westbound and its employees and agents hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of its businesses as now being conducted.
(b)    Westbound is in compliance, in all material respects, with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Westbound has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. Westbound has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Westbound has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.30(b). Since January 1, 2015, Westbound has not received any notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and, to the Knowledge of Westbound, there is no, threatened Proceeding with respect to its compliance with such Laws.
(c)    All real property owned or operated by Westbound and the use thereof is in compliance with all applicable Laws, including building, zoning and other Laws, subject to any qualifications regarding such compliance set forth elsewhere in this Agreement and except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change to Westbound.
Section 3.31    Westbound Information. The information relating to Westbound which is provided by Westbound or its representatives for inclusion in the proxy statement in definitive form relating to the meeting of Westbound’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (“SEC”) by Guaranty in connection with the transactions contemplated by this Agreement, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in such information, in light of the circumstances in which they are made, not misleading.
Section 3.32    Dissenting Shareholders. To the Knowledge of Westbound, there is no plan or intention on the part of any shareholders of Westbound to exercise their dissenters’ rights in the manner provided by applicable Law.
Section 3.33    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.
Section 3.34    Fairness Opinion. Before the execution of this Agreement, Westbound has received a written opinion from The Bank Advisory Group, LLC that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the shareholders of Westbound pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.
Section 3.35    Brokerage Fees and Commissions. Other than as set forth on Schedule 3.35 of the Disclosure Schedules, no agent, representative or broker has represented Westbound in connection with the transactions described in this Agreement.
Section 3.36    Regulatory Approvals. Westbound is not aware of any circumstance regarding Westbound that would be reasonably likely to materially impede or delay the receipt of all requisite regulatory approvals necessary to consummate the Merger in a timely manner.
Section 3.37    Representations Not Misleading. No representation or warranty by Westbound contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Westbound, all written statements, exhibits, schedules, and other documents furnished to Guaranty by Westbound as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GUARANTY AND GBT
Guaranty and GBT, as applicable, hereby represent and warrant to Westbound as follows:

Section 4.01    Organization.
(a)    Guaranty is a registered bank holding company under the BHC Act. Guaranty is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Guaranty has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to Guaranty. Guaranty engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act, and the rules and regulations promulgated thereunder. True and complete copies of the Certificate of Formation and bylaws of Guaranty, as amended to date, have been made available to Westbound.
(b)    GBT is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas and the United States. GBT has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and bylaws of GBT, as amended to date, have been made available to Westbound. GBT is an insured bank as defined in the FDIA.
Section 4.02    Capitalization.
(a)    The authorized capital of Guaranty consists of 50,000,000 common shares, $1.00 par value per share, and 15,000,000 preferred shares, $5.00 par value per share. As of the Execution Date, there were (i) 11,058,956 shares of Guaranty Common Stock issued and outstanding, (ii) no preferred shares issued and outstanding, (iii) 1,002,344 shares of Guaranty Common Stock reserved for issuance upon the exercise of outstanding options to purchase shares of Guaranty Common Stock and 2,398 shares of Guaranty Common Stock reserved for vesting of outstanding restricted stock units with respect to shares of Guaranty Common Stock, (iv) 862,342 shares of Guaranty Common Stock held in treasury, and (v) no other shares of capital stock or other voting securities of Guaranty issued, reserved for issuance or outstanding. To the Knowledge of Guaranty, there are no shareholder agreements, voting trusts or similar agreements relating to the shares of Guaranty Common Stock. All of the issued and outstanding shares of Guaranty Common Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. All of the shares of Guaranty Common Stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of Guaranty Common Stock except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.
(b)    All of the outstanding shares of capital stock or other securities evidencing ownership of GBT are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. Guaranty is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of GBT, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in GBT.
Section 4.03    Execution and Delivery.
(a)    Guaranty has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Guaranty is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Guaranty is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of Guaranty (the “Guaranty Board”). The Guaranty Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Guaranty and its stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of Guaranty are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.
(b)    GBT has full corporate power and authority to execute and deliver this Agreement and the other agreements to which GBT is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which GBT is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of GBT and the sole stockholder of GBT, and no other corporate proceedings on the part of GBT are necessary to authorize the execution and delivery of this Agreement by GBT and the consummation of the transactions contemplated hereby.
(c)    This Agreement and the other agreements and documents contemplated hereby to which Guaranty or GBT is a party have been, or at Closing will be, duly and validly executed and delivered to Westbound, and each constitutes or at Closing will constitute a valid and binding obligation of Guaranty or GBT, as applicable, enforceable against Guaranty or GBT, as applicable, in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.
Section 4.04    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Guaranty or GBT with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of Guaranty or GBT; (b) violate any Law applicable to Guaranty or GBT or any of their respective properties or assets; (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective properties or assets of Guaranty or GBT under, or require the consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Guaranty or GBT is a party, or by which Guaranty or GBT or any of their respective properties, assets or business activities, may be bound or subject excluding from the foregoing clause (c) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to Guaranty.
Section 4.05    Litigation. Neither Guaranty nor GBT are parties to any, and there are no pending or, to the Knowledge of Guaranty, threatened, Proceedings against Guaranty or GBT that are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Guaranty, nor, to the Knowledge of Guaranty, is there any basis for any Proceeding against Guaranty or GBT that could be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to Guaranty. To the Knowledge of Guaranty, there is no injunction, order, judgment or decree in effect with respect to Guaranty or GBT or the assets or properties of Guaranty or GBT.
Section 4.06    SEC Filings; Financial Statements; Call Reports.
(a)    Guaranty has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since its initial public offering (the “Guaranty Reports”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The financial statements of Guaranty and its Subsidiaries included (or incorporated by reference) in the Guaranty Reports (including the related notes, where applicable) and such financial statements prepared by Guaranty after the date of this Agreement (i) have been, or will be, prepared from, and in accordance with, the books and records of Guaranty and its Subsidiaries (except as may be disclosed therein), (ii) fairly present, or will fairly present, in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Guaranty and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the omission of notes to the extent permitted by Regulation S-X of the SEC), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(c)    Neither Guaranty nor any of its Subsidiaries has any liability of any material nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Guaranty included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017 (including any notes thereto) and for liabilities incurred in the Ordinary

Course of Business since September 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.
(d)    GBT, or Guaranty, has made available to Westbound true and complete copies of the Reports of Condition and Income for GBT filed during 2017, 2016 and 2015 and any Reports of Condition and Income for GBT filed during 2018 prior to the Execution Date (collectively, the “GBT Call Reports”). Each of the GBT Call Reports fairly presents, in all material respects, the financial position of GBT and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of GBT Call Reports as promulgated by applicable Governmental Authorities.
(e)    The allowance for loan and lease losses shown in the GBT Call Reports was, and the allowance for loan and lease losses to be shown on any financial statements or the GBT Call Reports as of any date subsequent to Execution Date will be, calculated in accordance with GAAP and/or RAP (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of GBT’s management, such allowance for loan and lease losses is, as of the dates of such financial statements and/or call reports, adequate to absorb all reasonably anticipated losses in the Loan portfolio of GBT, and recourse obligations in respect of Loans sold by GBT in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the Knowledge of GBT which would cause it to modify in any material way the amount of the allowance for loan and lease losses contained in its financial statements or the GBT Call Reports.
Section 4.07    Governmental Consents and Approvals.
(a)    Except for the notices to and approvals from the OCC and TDB, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Guaranty in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Guaranty or GBT of the transactions contemplated hereby or thereby.
(b)    Guaranty is “well capitalized” as defined by federal regulations as of the Execution Date. GBT has a Community Reinvestment Act rating of “satisfactory”. Guaranty is not aware of any circumstance regarding Guaranty or GBT that would be reasonably likely to materially impede or delay Guaranty’s ability to obtain all requisite regulatory approvals necessary to consummate the Merger in a timely manner.
Section 4.08    No Undisclosed Liabilities. Neither Guaranty nor GBT has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in its respective financial statements, Guaranty’s reports filed with the SEC prior to the date hereof or the GBT Call Reports, except those (a)  liabilities, obligations and expenses incurred in the Ordinary Course of Business since September 30, 2017, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Schedule 4.08.
Section 4.09    Absence of Certain Changes or Events. Except as otherwise disclosed in reports filed with the SEC prior to the date hereof, since September 30, 2017, (i) Guaranty and GBT have conducted business, in all material respects, only in the Ordinary Course of Business and (ii) there has not been any Material Adverse Change with respect to Guaranty or GBT, nor to the Knowledge of Guaranty, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to Guaranty or GBT.
Section 4.10    Taxes and Tax Returns.
(a)    Guaranty and each of its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns that it is required to file, and all such Tax Returns are true, correct, and complete in all material respects.
(b)    All material Taxes of Guaranty and its Subsidiaries that are due, as shown on its Tax Returns, have been fully and timely paid. Guaranty and each of its Subsidiaries has withheld and paid to the relevant Governmental Authority on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person.
(c)    Within the past three (3) years (and to the Knowledge of Guaranty and its Subsidiaries prior to the past three (3) years), no claim has been made in writing by any Governmental Authority in a jurisdiction where Guaranty and its Subsidiaries does not file Tax Returns that Guaranty or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(d)    Neither Guaranty nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement that is a credit or other commercial agreement that contains or provides for Tax indemnity obligations and the primary purpose of the overall agreement does not relate to Taxes or any such agreement that only parties to such agreement are Guaranty and its Subsidiaries). Neither Guaranty nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Guaranty was the common parent) and (B) has any liability for the Taxes of any Person (other than Guaranty or any of its Subsidiaries) arising from the application of Treasury Regulation § 1.1502-6, or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.
(e)    Neither Guaranty nor any of its Subsidiaries has distributed stock to another Person or had its stock distributed by another Person (i) during the two (2)-year period ending on the date hereof that was intended to be governed in whole or in part by the Code § 355, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of the Code § 355(e)) in conjunction with the transactions contemplated herein.

(f)    Neither Guaranty nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of the Code § 6707A or Treasury Regulation § 1.6011-4(b)(1).
(g)    Guaranty Common Stock is not a United States real property interest within the meaning of the Code § 897 during the applicable period specified in the Code § 897(c)(1)(A)(ii).
(h)    Neither Guaranty nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of the Code § 6662.
(i)    Neither Guaranty nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a “reorganization” within the meaning of the Code § 368(a).
Section 4.11    Compliance with Laws, Permits and Instruments; Regulatory Compliance and Reports.
(a)    Guaranty and its Subsidiaries are in compliance with all applicable Laws except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to Guaranty. Guaranty and GBT, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Guaranty is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.
(b)    GBT is in compliance, in all material respects, with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. GBT has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts. GBT has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. GBT has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 4.11(b). Since January 1, 2015, GBT has not received any notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and, to the Knowledge of GBT, there is no, threatened Proceeding with respect to its compliance with such Laws.
(c)    All real property owned or operated by Guaranty or GBT and the use thereof is in compliance with all applicable Laws, including building, zoning and other Laws, subject to any qualifications regarding such compliance set forth elsewhere in this Agreement and except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change to Guaranty or GBT.
(d)    Neither Guaranty nor GBT is now, nor has been since January 1, 2015, subject or party to any Regulatory Agreement. There are no pending or, to the Knowledge of Guaranty or GBT, threatened investigations by any Regulatory Agency that could result in a Regulatory Agreement with respect to Guaranty or GBT.
(e)    Since January 1, 2015, all reports, records, registrations, statements, notices and other documents or information required to be filed by Guaranty or GBT with any Regulatory Agency have been duly and timely filed and, to the Knowledge of Guaranty and GBT, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.
Section 4.12    Absence of Certain Business Practices. Neither Guaranty nor GBT, nor any of their respective officers, employees or agents, or, to the Knowledge of Guaranty of GBT, any other Person acting on their respective behalf, has, directly or indirectly, since January 1, 2015, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Guaranty or GBT (or assist Guaranty or GBT in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject Guaranty or GBT to any damage or penalty in any civil, criminal or governmental Proceeding, (b) if not given in the past, such failure to pay could reasonably have been expected to result in a Material Adverse Change to Guaranty or GBT, or (c) if not continued in the future, such failure to pay could reasonably be expected to result in a Material Adverse Change to Guaranty or GBT.
Section 4.13    Internal Controls. Guaranty and GBT maintain a system of internal accounting controls that provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements of Guaranty or GBT, as applicable, and to maintain accountability for the assets of Guaranty and GBT; and (c) access to the assets Guaranty and GBT is permitted only in accordance with management’s authorization. None of the systems, controls, data or information of Guaranty or GBT are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Guaranty or GBT or its accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.
Section 4.14    Guaranty Information. The information relating to Guaranty and its Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to Guaranty and its Subsidiaries that is provided by Guaranty or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Westbound) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof that relate only to Westbound) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
Section 4.15    Brokerage Fees and Commissions. Except for fees and other compensation payable to Sandler O’Neill + Partners, L.P., there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Guaranty or GBT.
Section 4.16    Tax Treatment of the Merger. Neither Guaranty nor any of its Subsidiaries has taken any action, or knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from being treated as a “reorganization” within the meaning of the Code § 368(a).
Section 4.17    Financing. Guaranty has sufficient liquid resources or a credit facility with sufficient availability to pay the Aggregate Cash Consideration.
Section 4.18    No Vote Required. No approval by the holders of any class or series of Guaranty capital stock is necessary to approve this Agreement or authorize the transactions contemplated hereby (including the Merger).
Section 4.19    Representations Not Misleading. No representation or warranty by Guaranty contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Guaranty, all written statements, exhibits, schedules, and other documents furnished to Westbound by Guaranty or GBT as part of the due diligence for this Agreement are accurate in all material respects.
ARTICLE V
COVENANTS OF WESTBOUND
Westbound covenants and agrees with Guaranty and GBT as follows:
Section 5.01    Commercially Reasonable Efforts. Westbound will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 5.02    Information for Regulatory Applications and Registration Statement.
(a)    To the extent permitted by applicable Law, Westbound shall prepare and furnish Guaranty with all information concerning Westbound (including information relating to its directors, officers and shareholders as may be reasonably requested) that is required for inclusion in any application, statement or document to be made or filed by Guaranty with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Westbound shall fully cooperate with Guaranty in the filing of any applications, statements or other documents necessary to complete the transactions contemplated by this Agreement. Westbound shall have the right to review in advance, and to the extent practicable consult with Guaranty, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, but Guaranty shall not be required to provide Westbound with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, Westbound agrees to act reasonably and as promptly as practicable.
(b)    As soon as practicable following the Execution Date, Westbound will prepare and file all necessary applications with and provide all necessary notices to any appropriate Governmental Authorities having jurisdiction over Westbound with respect to the transactions contemplated by this Agreement, including the regulatory filings with the TDB as required by Section 32.501 of the Texas Finance Code and 7 TAC § 15.107.  Westbound shall pay all requisite filing fees and other expenses associated with such applications and notices to such Governmental Authorities.  Westbound shall promptly furnish Guaranty and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.  Westbound shall use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 3.04 of the Disclosure Schedules, at the earliest practicable time.
(c)    Westbound agrees that none of the information supplied or to be supplied by Westbound for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the Westbound Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Westbound further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Guaranty thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
Section 5.03    No Negotiation with Others.
(a)    Westbound agrees that it shall not, and that it shall cause its employees, directors, and officers not to, and it shall instruct its financial advisors and agents not to (such employees, directors, officers, financial advisors and agents, collectively, “Westbound Representatives”) not to, (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.03) regarding an Acquisition Proposal; (ii) disclose to any third party any information concerning the business, Properties, books or records of Westbound in connection with any Acquisition Proposal, other than as compelled by Law; or (iii) cooperate with any third party to make any Acquisition Proposal.
(b)    Notwithstanding anything to the contrary contained in this Section 5.03, or any other provision in this Agreement, if prior to the approval of this Agreement by the shareholders of Westbound by the Requisite Westbound Vote, Westbound receives an bona fide written Acquisition Proposal that did not result from a violation of Section 5.03(a) and was not solicited, knowingly encouraged or initiated by any financial advisor or other agent of Westbound despite any instruction to the contrary by Westbound in accordance with Section 5.03(a), Westbound and the Westbound Representatives may engage in negotiations and discussions with, and disclose or furnish any information and other access (so long as all such information and access has previously been made available to Guaranty or is made available to Guaranty before or substantially concurrently with the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal if, and only if, the Westbound Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal and (ii) the failure of the Westbound Board to furnish such information or access or enter into such discussions or negotiations would reasonably expected to be inconsistent with its fiduciary duties to Westbound shareholders; but before furnishing any material nonpublic information, Westbound shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement entered into with Guaranty on July 26, 2017, as amended, which confidentiality agreement shall not prohibit Westbound from complying with the terms of this Section 5.03. Westbound will promptly, and in any event within forty-eight (48) hours of receipt of any unsolicited, bona fide Acquisition Proposal, (x) notify Guaranty in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to Westbound or for access to the Properties, assets, books or records of Westbound by any Person that has made an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to Guaranty. Westbound will keep Guaranty reasonably apprised of the status of and other material matters relating to any such Acquisition Proposal, including any material modification or amendment to the terms thereof, on a reasonably timely basis.
(c)    Nothing contained in this Section 5.03 shall prevent Westbound or the Westbound Board from (i) taking the actions provided in Section 5.04(b), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of Westbound’s obligations pursuant to this Section 5.03, or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state Law.
Section 5.04    Shareholder Approval.
(a)    The Westbound Board shall, as soon as practicable after the Registration Statement becomes effective, duly call, give notice of, and cause to be held, a meeting of the shareholders of Westbound (the “Westbound Meeting”) at such time as may be mutually agreed to by the parties, but not later than fifty (50) days following the Registration Statement becoming effective, and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Westbound Meeting for the purpose of obtaining the Requisite Westbound Vote. Specifically, the Westbound Board will present for the consideration of Westbound shareholders a proposal to vote to approve this Agreement and the related transactions. The Westbound Board will (i) cause proper notice of the Westbound Meeting to be given to Westbound shareholders in compliance with applicable Law, (ii) distribute to Westbound shareholders the Proxy Statement, (iii) subject to Section 5.04(b), recommend that Westbound’s shareholders approve this Agreement and the transactions contemplated hereby, and (iv) perform such other acts as may be reasonably necessary to ensure that the Requisite Westbound Vote is obtained.
(b)    Notwithstanding the foregoing, the Westbound Board may change, withdraw, or fail to make its recommendation as contemplated by this Section 5.04(b) (“Change in Recommendation”) if and only to the extent that:
(i)    Westbound and each of the Westbound Representatives (to the extent applicable) has complied in all material respects with Section 5.03;
(ii)    the Westbound Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and
(iii)    if the Westbound Board intends to make a Change in Recommendation with respect to an Acquisition Proposal, (A) the Westbound Board has concluded in good faith, after giving effect to any adjustments that are offered in writing by Guaranty pursuant to subclause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) Westbound has notified Guaranty, at least four (4) Business Days in advance of making the Change in Recommendation, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnished to Guaranty a written description of the material terms of the Superior Proposal and copies of such other material documents that Westbound is not required to keep confidential, and (C) before making such a Change in Recommendation, Westbound and its financial and legal advisors, during the four (4) Business Day period beginning on the date of Westbound’s delivery of the notice referred to in subclause (B) above, negotiated with Guaranty in good faith (to the extent Guaranty desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
Section 5.05    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, Westbound shall:
(a)    maintain its corporate existence in good standing;

(b)    maintain the general character of its business and conduct its business in its ordinary and usual manner;
(c)    extend credit only in accordance with existing lending policies and practices and in the Ordinary Course of Business;
(d)    use commercially reasonable efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents; (iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;
(e)    use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;
(f)    maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;
(g)    comply in all material respects with all Laws and permits applicable to its assets, Properties and operations;
(h)    timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;
(i)    withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the appropriate Governmental Authority;
(j)    continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;
(k)    account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by Westbound on or before the Closing Date;
(l)    perform, in all material respects, all of its obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;
(m)    maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(n)    timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings; and
(o)    conduct its operations in the Ordinary Course of Business.
Section 5.06    Negative Covenants. From the Execution Date through the earlier of the Closing or termination of this Agreement, without the prior written consent of Guaranty, Westbound shall not:
(a)    intentionally take any action that could reasonably be expected to result in a Material Adverse Change to Westbound;
(b)    take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article III to be inaccurate in any material respect at the time of the Closing or preclude Westbound from making such representations and warranties at the time of the Closing;
(c)    declare, set aside or pay or obligate itself to pay any dividend or other distribution with respect to its capital except Westbound may pay the Special Dividend;
(d)    enter into, alter, amend, renew or extend any contract or commitment which would result in an obligation of Westbound to make payments in excess of $50,000, except for the transactions which are set forth on Schedule 5.06(d) of the Disclosure Schedules and Loans and extensions of credit in the Ordinary Course of Business which are subject to the provisions of Section 5.06(w) and Section 5.06(x);
(e)    mortgage, pledge or subject to Lien any of its Properties or assets, tangible or intangible except (i) statutory Liens not yet delinquent, (ii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iii) pledges of assets to secure public funds deposits;
(f)    cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the Execution Date;
(g)    incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;
(h)    discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the Ordinary Course of Business;
(i)    issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the Execution Date, all of which are set forth on Schedule 5.06(i) of the Disclosure Schedules;
(j)    amend or otherwise change its Articles of Association or bylaws;
(k)    sell, transfer, lease to others or otherwise dispose of any material assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the Ordinary Course of Business;
(l)    enter into any agreement, or give any promise, assurance or guarantee of the payment, related to the discharge or fulfillment of any undertaking or promise made by any other Person;
(m)    sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(n)    except for salary increases in the Ordinary Course of Business or as otherwise contemplated in this Agreement, payment of employee bonuses at Closing which are set forth on Schedule 5.06(n) of the Disclosure Schedules and which have been fully accrued as an expense and reflected in the calculation of Adjusted Tangible Equity, or benefits under the terms of an Employee Plan, make any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than amendments required by applicable Law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
(o)    engage in any transaction with any Affiliate except in the Ordinary Course of Business;
(p)    acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(q)    except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or suffer or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change to Westbound;
(r)    dispose of, enter into any settlement regarding any alleged breach or infringement of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto;
(s)    make any capital expenditures in excess of $50,000;
(t)    hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;
(u)    make any, or acquiesce in any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP;
(v)    pay a rate on deposits at Westbound materially higher than is consistent with the Ordinary Course of Business;
(w)    make, acquire, modify or renew, or agree to make, acquire, modify or renew any Loans or loan participations (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of such Person (each, a “Borrower”) that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the Ordinary Course of Business or (C) would exceed $500,000, individually or in the aggregate, to any Borrower, except (1) pursuant to commitments made before the date of this Agreement that are listed on Schedule 5.06(w) of the Disclosure Schedules and not covered by items A or B of this clause or (2) Loans fully secured by a certificate of deposit at the Bank; provided, that in the event that Westbound desires to make or renew any such Loan which would exceed $500,000, individually or in the aggregate, to any Borrower, it shall so advise Guaranty via e-mail transmission. Guaranty shall notify Westbound via e-mail transmission within two (2) Business Days of receipt of such notice whether Guaranty consents to such Loan; provided, that if Guaranty fails to notify Westbound within such time frame, Guaranty shall be deemed to have consented to such Loan.
(x)    renew, extend the maturity of, or alter the material terms of any Loan except in compliance with Westbound’s existing policies and procedures and consistent with past practices;
(y)    renew, extend the maturity of, or alter any of the material terms of any Loan classified as “OAEM”, “substandard” or “doubtful” other than in the Ordinary Course of Business;

(z)    sell Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two (2) years or less; or
(aa)    institute, settle or agree to settle, any Proceeding before any Governmental Authority other than in the Ordinary Course of Business; provided, that any payments provided for under any such settlement or agreement, contingent or otherwise, shall be accounted for in the calculation of Adjusted Tangible Equity;
(bb)    redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;
(cc)    (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any audit or other proceeding relating to material Taxes, or (iv) file any amended material Tax Return;
(dd)    issue a replacement of any certificate representing its securities except upon (i) written notice to Guaranty, (ii) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Guaranty and (iii) if required by Guaranty, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of Westbound Stock represented therein; or
(ee)    enter into any agreement or make any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (dd) above.
Section 5.07    Access to Properties and Records; Financial Statements.
(a)    To the extent permitted by applicable Law, Westbound shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Guaranty full access during regular business hours to all of the books, contracts, commitments, personnel and records of Westbound, and furnish to Guaranty during such period all such information concerning Westbound and its affairs as Guaranty may reasonably request; provided, that Guaranty and GBT shall have no right to review confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) of Westbound, so that Guaranty may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Westbound, including access sufficient to verify the value of the assets and the liabilities of Westbound and the satisfaction of the conditions precedent to Guaranty’s obligations described in Article VIII. Guaranty shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Westbound. Westbound agrees at any time, and from time to time, to furnish to Guaranty as soon as practicable, any additional information that Guaranty may reasonably request. No investigation by Guaranty or its representatives shall affect the representations and warranties set forth herein. All inspections by Guaranty under this provision will be at its expense.

(b)    As soon as practicable after they become available, Westbound will deliver or make available to Guaranty all unaudited monthly financial statements prepared for the internal use of management of Westbound and all Reports of Condition and Income for Westbound filed with any Governmental Authority after the Execution Date. All such financial statements shall be prepared in accordance with GAAP (or RAP, as applicable) applied on a consistent basis with previous accounting periods.
Section 5.08    Minutes from Westbound Board Meetings. Westbound will provide Guaranty with copies of the minutes of all regular and special meetings of the Westbound Board, and of any committee thereof, held on or after the Execution Date. Westbound will provide copies of those minutes to Guaranty as soon as available, but in any event within ten (10) Business Days after the date of any such meeting, and Guaranty will keep those minutes confidential in accordance with Section 10.01.  Notwithstanding the foregoing, no party shall be required to provide materials or information regarding any discussion that relates to matters involving this Agreement or any Acquisition Proposal (other than information required to be provided pursuant to Section 5.03(b)), and no party shall be required to provide access to or to disclose confidential supervisory information (as such term is defined in 12 C.F.R. § 261.2) or other information where such access or disclosure would, in the opinion of counsel, jeopardize the attorney-client privilege of the entity in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
Section 5.09    Notifications.
(a)    Westbound shall promptly notify Guaranty in writing:
(i)    if Westbound becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by Westbound to Guaranty, any schedule to this Agreement or any representation or warranty made by Westbound in this Agreement or that results in Westbound’s failure to comply with any covenant, condition or agreement contained in this Agreement;
(ii)    of any Proceeding or contingent liability that is reasonably expected to become the subject of a Proceeding, against Westbound or affecting any of its Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to Westbound. Westbound shall promptly notify Guaranty of any Proceeding, pending or, to the Knowledge of Westbound, threatened against Westbound that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Westbound pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and
(iii)    if any change shall have occurred or, to the Knowledge of Westbound, been threatened (or any development shall have occurred or, to the Knowledge of Westbound, been threatened involving a prospective change) in the business, financial condition or operations of Westbound that has resulted in or could reasonably be expected to result in a Material Adverse Change to Westbound.
(b)    No notification by Westbound under this Section 5.09 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.10    Non-Governmental Consents and Approvals. Westbound shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Schedule 3.04 of the Disclosure Schedules. Westbound will cooperate in all commercially reasonable respects with Guaranty to obtain all such approvals and consents required of Guaranty.
Section 5.11    Environmental Investigation; Right to Terminate Agreement.
(a)    Guaranty and its consultants, agents and representatives, at the sole cost and expense of Guaranty, shall have the right to the same extent that Westbound has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). Guaranty shall notify Westbound in writing before any Environmental Inspection, and Westbound may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by Guaranty, Guaranty shall (i) notify Westbound in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of Guaranty, commence the Secondary Investigation. Guaranty shall give reasonable written notice to Westbound of the Secondary Investigation, and Westbound may place reasonable time and place restrictions on the Secondary Investigation.
(b)    Guaranty shall make available to Westbound the results and reports of such Environmental Inspections and Secondary Investigations after Guaranty receives or is advised of such results. Guaranty shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by Guaranty. Guaranty shall make no such report before Closing unless required to do so by applicable Law, and in such case will give Westbound reasonable written notice of Guaranty’s intentions.
(c)    Guaranty shall have the right to terminate this Agreement if, with respect to the Properties (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.21 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by Guaranty because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) Westbound has refused to allow Guaranty to conduct an Environmental Inspection or Secondary Investigation in a manner that Guaranty reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would result in a Material Adverse Change to Westbound; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the Execution Date or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup, which if Westbound were to take cleanup or remedial action to correct same, would result in a Material Adverse Change; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would reasonably be expected to result in a Material Adverse Change to Westbound. On or before the date that is sixty (60) days after the date of this Agreement, Guaranty shall advise Westbound in writing (the “Environmental Notice”) as to whether Guaranty intends to terminate this Agreement because Guaranty disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Properties. Upon receipt of the Environmental Notice, Westbound shall have the opportunity to correct any objected to violations or conditions to Guaranty’s reasonable satisfaction within thirty (30) days after the date of the Environmental Notice. If Westbound fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of Guaranty, Guaranty may terminate the Agreement on the thirty-first (31st) day after the delivery of the Environmental Notice.
(d)    Westbound agrees to make available to Guaranty and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. Westbound also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Guaranty and shall be entitled to certify the same in favor of Guaranty and its consultants, agents and representatives and make all other data available to Guaranty and its consultants, agents and representatives.
Section 5.12    Employee Benefit Plans. To the extent requested by Guaranty, Westbound shall execute and deliver such instruments and take such other actions as Guaranty may reasonably request in order to cause the amendment or termination of any Westbound Employee Plan or contractual arrangement with a Westbound PEO on terms satisfactory to Guaranty and in accordance with applicable Law and effective prior to the Closing Date; except that the winding up of any such plan may be completed following the Closing Date.
Section 5.13    Supplemental Disclosure Schedules. At least three (3) Business Days before the Closing, Westbound shall provide Guaranty with supplemental Disclosure Schedules to be delivered by Westbound pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided, that although such supplement or amendment shall be deemed to modify the Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplement or amendment shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in Article VIII hereof have been satisfied.
Section 5.14    Releases. Westbound shall obtain from each of the directors and executive officers of Westbound a written release in the forms attached hereto as Exhibit E executed by such director or executive officer and dated the Closing Date, releasing Westbound from claims arising before the Effective Time.
Section 5.15    Conforming Accounting Adjustments. Westbound shall, if requested in writing by Guaranty, consistent with GAAP, RAP and applicable banking Laws, immediately before Closing, make such accounting entries as Guaranty may reasonably request in order to conform the accounting records of Westbound to the accounting policies and practices of Guaranty. No such adjustment by Westbound shall of itself constitute or be deemed to be a breach, violation or failure by Westbound to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by Guaranty or be an acknowledgment by Westbound of any adverse circumstances for purposes of determining whether the conditions to Guaranty’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Adjusted Tangible Equity. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by Westbound or its management with any such adjustments.
Section 5.16    D & O Liability Insurance. Contemporaneously with the Closing, Westbound shall purchase an extended reporting period for six (6) years under Westbound’s existing directors and officers liability insurance policy, on terms approved by Guaranty, such approval not to be unreasonably withheld, conditioned or delayed, for purposes of covering actions occurring before the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by Westbound and shall be included (as a deduction) in the calculation of Adjusted Tangible Equity.
Section 5.17    Termination of Contracts.
(a)    Westbound will take all actions necessary to terminate each Contract listed on Schedule 5.17(a) of the Disclosure Schedules, and any other Contract reasonably requested by Guaranty, prior to the Closing Date (collectively, the “Terminated Contracts”); provided, that any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid by Westbound in connection with the termination of any Terminated Contract shall be accrued or paid by Westbound on or prior to the Calculation Date in accordance with this Section 5.17(a) and shall be reflected in the calculation of Transaction Expenses as contemplated by Section 2.02(c)(ii). For the avoidance of doubt, Guaranty will not pay or be responsible for the payment of any costs, fees, expenses, contract payments, penalties or liquidated damages in connection with the termination of any contract subject to this Section 5.17(a).
(b)    Such notice and actions by Westbound pursuant to this Section 5.17 will be in accordance with the terms of such Contracts and applicable Law.

Section 5.18    Allowance for Loan and Lease Losses.
(a)    Westbound shall maintain its allowance for loan and lease losses at the greater of (i) at a level consistent with its historical methodology and in material compliance with GAAP and RAP (as applicable) and the Interagency Policy Statement on the Allowance for Loan and Lease Losses or (ii) one and twenty-three hundredths percent (1.23%) of all outstanding Loans of Westbound (the “Minimum Allowance Amount”); provided, that any specific reserves for the Loans set forth on Schedule 5.18 of the Disclosure Schedules (which shall be subject to the Escrow Agreement pursuant to Section 2.03, collectively, the “Subject Loans”) shall be excluded from the calculation of Westbound’s allowance for loan and lease losses for purposes of clause (i) of this sentence. If the allowance for loan and lease losses is less than the Minimum Allowance Amount on the Calculation Date, Westbound shall make a provision for loan loss in an amount necessary to increase the allowance for loan and lease losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date. For the avoidance of doubt, any such provision shall be taken into account in the calculation of Adjusted Tangible Equity pursuant to Section 2.02(c)(i).
(b)    With respect to any Subject Loan that is Resolved by Westbound between the Execution Date and the Closing Date, Guaranty agrees that (i) such Subject Loan shall be removed from Schedule 5.18 of the Disclosure Schedules and (ii) the total escrow reserve for the Subject Loans indicated on Schedule 5.18 of the Disclosure Schedules (the “Escrow Reserve”) shall be correspondingly reduced by the specific reserve set forth on Schedule 5.18 of the Disclosure Schedules for such Subject Loan. In the event that any of the Subject Loans are Resolved by Westbound between the Execution Date and the Closing Date, the Escrow Reserve shall be updated as of the Closing Date to reflect any reductions to the Escrow Reserve in accordance with the foregoing sentence. For the purposes of this Agreement, “Resolved” means, with respect to a Subject Loan, (i) (A) the outstanding principal balance and accrued interest payable on the Subject Loan has been paid in full and is no longer outstanding, (B) the sale of the Subject Loan to a third party, (C) the Subject Loan has been fully charged off, (D) Westbound has foreclosed on the Subject Loan and liquidated and disposed of the collateral securing the Subject Loan, or (E) the other complete disposition of a Subject Loan, and in each case (with respect to (A) through (E) above), the Subject Loan is no longer on the books of Westbound, or (ii) the Subject Loan is upgraded to a “pass” rating by Westbound, provided that Guaranty has agreed to such “pass” grading in writing as determined in its reasonable discretion.
(c)    If the outstanding principal balance of any Subject Loan is paid down by the borrower or charged off by Westbound between the Execution Date and the Closing Date, in either case, to an amount less than the sum of the specific reserve plus the ALLL Credit for such Subject Loan (each as set forth on Schedule 5.18 of the Disclosure Schedules), Guaranty agrees that the specific reserve for such Subject Loan shall be reduced to the outstanding principal balance of such Subject Loan as of the Closing Date. In the event that any of the specific reserves of the Subject Loans are reduced in accordance with this Section 5.18(c), then the Escrow Reserve shall be updated as of the Closing Date to reflect any such reductions.

Section 5.19    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid fifty percent (50%) by Westbound when due. If Westbound is responsible under applicable Law, Westbound will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if Guaranty is responsible for such filing under applicable Law, Westbound will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Westbound shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
(c)    Westbound will use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a direct result of the transactions contemplated hereby.
(d)    Westbound will not take any action or omit to take any action that would prevent or impede the Merger from qualifying as a reorganization described in the Code § 368(a) or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation § 1.368-1(d).
(e)    In the event of any audit of Westbound’s federal or state Tax Returns prior to the consummation of the Merger, Westbound shall cooperate with Guaranty regarding any such audit and Westbound shall not settle the same without the written consent of Guaranty, which consent will not be unreasonably withheld.
Section 5.20    Tax Certificates. Officers of Westbound shall execute and deliver to Fenimore, Kay, Harrison & Ford, LLP and to Hunton & Williams, LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger pursuant to Section 7.12 and Section 8.14.
Section 5.21    Cancellation of Westbound Options. Westbound shall, prior to the Closing Date, use its reasonable best efforts to obtain all consents as may be required to effect the treatment of Westbound Options pursuant to the provisions of Section 1.06(f) and to cancel the Westbound Options outstanding as of the Effective Time and to obtain the agreements provided for by Section 8.16.

ARTICLE VI
COVENANTS OF GUARANTY AND GBT
Guaranty and GBT hereby make the covenants set forth in this Article VI to Westbound.
Section 6.01    Commercially Reasonable Efforts. Guaranty and GBT will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.
Section 6.02    Notifications. Guaranty shall promptly notify Westbound in writing:
(a)    if Guaranty becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by Guaranty in this Agreement or that results in Guaranty’s failure to comply with any covenant, condition or agreement contained in this Agreement;
(b)    of any Proceeding or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Guaranty or GBT or affecting any of their respective Properties, if such Proceeding or potential Proceeding is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to Guaranty. Guaranty shall promptly notify Westbound in writing of any Proceeding, pending or, to the Knowledge of Guaranty, threatened against Guaranty or GBT that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Guaranty with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and
(c)    if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of Guaranty and/or GBT that has or may reasonably be expected to have to result in a Material Adverse Change with respect to Guaranty or GBT or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.
No notification by Guaranty under this Section 6.02 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 6.03    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, Guaranty shall and shall cause GBT to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04    Negative Covenants. Guaranty shall not, nor shall it permit any of its Subsidiaries to, (a) amend the Certificate of Formation or bylaws of Guaranty in a manner that would adversely affect Westbound, (b) take, or knowingly fail to take, any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code, (c) take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Authority required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (d) agree or commit to do any of the foregoing.
Section 6.05    Registration Statement.
(a)    As soon as reasonably practicable following the Execution Date, Guaranty shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Guaranty with the SEC in connection with the registration and issuance of the shares of Guaranty Common Stock to Westbound shareholders pursuant to Section 1.06(c) (including the Proxy Statement for the Westbound Meeting and prospectus and other proxy solicitation materials constituting a part thereof). Guaranty shall provide Westbound, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. Guaranty shall consider in good faith all comments from Westbound and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information; provided, that Westbound and such advisors review and provide comments in a reasonably prompt manner. Westbound agrees to cooperate with Guaranty and Guaranty’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other reasonable actions in connection with the Registration Statement and the Proxy Statement. Guaranty shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. Guaranty also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.
(b)    Guaranty agrees that none of the information supplied by Guaranty for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and (ii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Guaranty further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy

Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Westbound thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. Guaranty agrees to advise Westbound, promptly after Guaranty receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Guaranty Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Guaranty is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Guaranty agrees to promptly provide to Westbound copies of all correspondence between Guaranty or any of its representatives, on the one hand, and the SEC, on the other hand.
Section 6.06    NASDAQ Listing. Guaranty shall timely file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable best efforts to list, before the Closing Date, on the NASDAQ the shares of Guaranty Common Stock to be issued to Westbound shareholders in connection with the Merger.
Section 6.07    Issuance of Guaranty Common Stock. The shares of Guaranty Common Stock to be issued by Guaranty to the shareholders of Westbound pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Guaranty Common Stock to be issued to the shareholders of Westbound pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Guaranty or any other Person. The shares of Guaranty Common Stock to be issued to the shareholders of Westbound pursuant to this Agreement (and pursuant to the Registration Statement after it has become effective) will be freely tradable by each Westbound shareholder who is not a dealer for purposes of the Securities Act, except for shares of Guaranty Common Stock issued to any Westbound shareholder who may be deemed to be an “affiliate” (under the Exchange Act) of Guaranty after completion of the Merger.
Section 6.08    Regulatory and Other Approvals. With the cooperation of Westbound, Guaranty shall file or cause to be filed any applications for regulatory approvals required to be obtained by Guaranty and GBT in connection with this Agreement and the transactions contemplated hereby, including an application for the prior approval of the Merger by the OCC. Guaranty shall provide Westbound, and its legal, financial and accounting advisors, the right to review and provide comments upon the non-confidential portions of regulatory applications prior to submission to the Regulatory Authorities, provided that Westbound and such advisors review and provide comments in a reasonably prompt manner. Guaranty shall consider in good faith all comments from Westbound and its legal, financial and accounting advisors to such applications, all amendments and supplements thereto and all responses to requests for additional information. Such applications shall be filed within thirty (30) calendar days of the Execution Date. Guaranty shall use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Guaranty shall keep Westbound reasonably informed as to the status of such applications and filings, and Guaranty shall promptly furnish Westbound and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.09    Director and Officer Indemnification. For a period of six (6) years after the Effective Time, Guaranty or GBT shall indemnify, advance expenses to, defend and hold harmless each Person entitled to indemnification or advance of expenses from Westbound (each, an “Indemnified Party”) against all liabilities, costs, expenses, judgment, fines, losses, claims, or damages arising out of or relating to any actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution or performance of this Agreement or consummation of the Merger) to the same extent and subject to the conditions, if any, set forth in the Articles of Association and bylaws of Westbound as in effect on the Execution Date; provided that the Indemnified Party to whom expenses are advanced provides a signed written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable Law. If Guaranty or GBT fails promptly to pay the amounts due pursuant to this Section 6.09, and, in order to obtain such payment, an Indemnified Party commences a Proceeding which results in a judgment against Guaranty or GBT for failure to provide indemnification, Guaranty or GBT shall pay the costs and expenses of the Indemnified Party (including attorneys’ fees and expenses) in connection with such Proceeding. Furthermore, if Guaranty, GBT, or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Guaranty, GBT,or the respective surviving company shall assume the obligations set forth in this Section 6.09 prior to or simultaneously with the consummation of such transaction.
Section 6.10    Employee Matters.
(a)    Guaranty agrees that the employees of Westbound who continue their employment after the Closing Date (the “Westbound Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Guaranty and GBT, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Guaranty shall take all actions necessary or appropriate to facilitate coverage of the Westbound Employees in such plans and programs and the granting of such credit from and after the Closing Date.
(b)    GBT shall, on or before the fifteenth (15th) calendar day prior to the anticipated Closing Date, provide Westbound with a list of employees of Westbound to whom GBT will not offer employment (the “Terminated Employees”) and a list of employees of Westbound who will be provided with retention agreements, including the terms and conditions of such retention agreements. Such lists will be kept confidential by Westbound and shall be disclosed only to the executive officers of Westbound who need to know such information, and such information shall not be discussed with employees of Westbound without the prior written consent of Guaranty, which consent will not be unreasonably withheld. Provided that Westbound has properly terminated such employees at or prior to the Effective Time, Westbound may make severance payments to the Terminated Employees in accordance with Westbound’s existing severance policies in the Westbound Employee Plans as of the date of this Agreement. For the avoidance of doubt, any such severance payments and retention or “stay put” bonuses paid by Westbound shall be Transaction Expenses.

(c)    Each Westbound Employee will be entitled to credit for prior service with Westbound for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than for purposes of vesting under stock incentive plans and for benefits accrual purposes under Guaranty’s employee stock ownership plan), sponsored by Guaranty or GBT to the extent permitted by applicable Law. To the extent permitted by applicable Law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Westbound Employee and their eligible dependents. Without limiting the foregoing, Guaranty shall extend coverage to Westbound Employees for health care, dependent care and limited purpose health care flexible spending accounts established under the Code § 125 to the same extent as available to similarly situated employees of Guaranty or its Subsidiaries to the extent permitted by applicable Law. Guaranty shall give effect to any elections made by Westbound Employees with respect to such accounts under Westbound’s Employee Plan to the extent permitted by applicable Law. Westbound Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under Westbound’s Employee Plan to the extent permitted by applicable Law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of Guaranty’s or GBT’s health insurance carrier, Guaranty shall only be required to use commercially reasonable best efforts to cause such carrier to waive such conditions and credit such amounts. Guaranty shall provide each Westbound Employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under the Guaranty plans in which such Westbound Employee is entitled to participate. For purposes of determining Westbound Employee’s benefits for the calendar year in which the Merger occurs under Guaranty’s vacation program, any vacation taken by a Westbound Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Guaranty vacation benefit available to such Westbound Employee for such calendar year.
Section 6.11    Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid fifty percent (50%) by Guaranty when due. If Guaranty is responsible under applicable Law, Guaranty will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if Westbound is responsible for such filing under applicable Law, Guaranty will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Guaranty shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for Westbound that are filed after the Closing and shall pay all Taxes with respect to such Tax Returns. Guaranty shall not amend any Tax Return with respect to any taxable period beginning on or prior to the Closing Date, without the consent of the Westbound Shareholders’ Representative, which consent shall not be unreasonably withheld or delayed, if such amendment would reasonably be expected to cause additional Tax liability for former Westbound shareholders.

(c)    After the Effective Time, Guaranty may settle any audit of Westbound commencing prior to the Effective Time in any matter that it determines is appropriate ; provided, however, the Westbound Shareholders’ Representative shall have the right, at its own expense, to control any audit relating to any and all Taxes for any taxable period of Westbound ending on or before the Effective Time if such audit would reasonably be expected to cause additional Tax liability for former Westbound shareholders and Guaranty shall not be permitted to settle any such audit without the consent of the Westbound Shareholders’ Representative, which consent shall not be unreasonably withheld or delayed.
(d)    Guaranty shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation § 1.368-3.
(e)    Guaranty will use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed as a direct result of the transactions contemplated hereby.
(f)    Guaranty will not take any action or omit to take any action, including but not limited to any action or omission after the Effective Time, that would prevent or impede the Merger from qualifying as a reorganization described in Code § 368(a) or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation § 1.368-1(d).
Section 6.12    Tax Certificates. Officers of Guaranty and GBT shall execute and deliver to Fenimore, Kay, Harrison & Ford, LLP and to Hunton & Williams, LLP, respectively, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including prior to the effective date of the Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger pursuant to Section 7.12 and Section 8.14.
Section 6.13    No Control of Westbound’s Business. Nothing contained in this Agreement shall give Guaranty or GBT, directly or indirectly, the right to control or direct the operations of Westbound prior to the Effective Time. Prior to the Effective Time, (a) each of Westbound and Guaranty will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, (b) Westbound will not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Westbound will not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF WESTBOUND
The obligations of Westbound under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Westbound:

Section 7.01    Representations and Warranties. All representations and warranties made by Guaranty in Article IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).
Section 7.02    Performance of Obligations. Guaranty shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Guaranty at or before the Closing.
Section 7.03    Third Party Approvals. Westbound shall have received such approvals and consents as described on Schedule 3.04 of the Disclosure Schedules in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.
Section 7.04    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject Westbound, or any of its officers, directors, shareholders or employees, to criminal or civil liability. No Proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.
Section 7.05    Delivery of Closing Documents. At the Closing, Guaranty shall deliver to Westbound such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance reasonably satisfactory to Westbound, including the following (all of such actions constituting conditions precedent to Westbound’s obligations to close hereunder):
(a)    a certificate, dated as of the Closing Date, executed by the Secretary of Guaranty, acting solely in his or her capacity as an officer of Guaranty, pursuant to which Guaranty shall certify (i) the due adoption by the Guaranty Board corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which Guaranty is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (ii) the incumbency and true signatures of those officers of Guaranty duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which Guaranty is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of Guaranty;
(b)    a certificate, dated as of the Closing Date, duly executed by the Secretary of GBT, acting solely in his or her capacity as an officer of GBT, pursuant to which GBT shall certify (i) the due adoption by the board of directors of GBT of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby; (ii) the approval by Guaranty, as the sole shareholder of GBT, of this Agreement, and the consummation of the transactions contemplated hereby; and (iii) the incumbency and true signatures of those officers of GBT duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby, on behalf of GBT;
(c)    a certificate duly executed by an executive officer of Guaranty, acting solely in his capacity as an executive officer of Guaranty, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09; and
(d)    all other documents required to be delivered to Westbound by Guaranty under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by Westbound or its counsel.
Section 7.06    Shareholder Approvals. The shareholders of Westbound shall have approved this Agreement and the transactions contemplated hereby by the Requisite Westbound Vote.
Section 7.07    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the shares of Guaranty Common Stock to be issued in the Merger shall have been received.
Section 7.08    Listing of Guaranty Common Stock. The shares of Guaranty Common Stock to be delivered to the shareholders of Westbound pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.
Section 7.09    No Material Adverse Change. There shall have been no Material Adverse Change to Guaranty since December 31, 2017.
Section 7.10    Escrow Agreement. The Escrow Agreement, in the form attached hereto as Exhibit D, shall have been executed by each of the parties thereto and shall be and remain in full force and effect as of the Closing Date.

Section 7.11    Delivery of Aggregate Merger Consideration. Guaranty shall have delivered, or caused to be delivered, to the Exchange Agent, the Aggregate Merger Consideration, and Westbound shall have received evidence of the same from Guaranty.
Section 7.12    Tax Opinion. Westbound shall have received the written opinion of Hunton & Williams, LLP, in form and substance reasonably satisfactory to Westbound, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that the Merger shall be treated as a “reorganization” within the meaning of the Code § 368(a). In rendering such opinion, such counsel may require and rely upon the certificates, representations and covenants referred to in Section 5.19 and Section 6.12.
Section 7.13    Assignment and Assumption Agreement. The Assignment and Assumption Agreement, in the form attached hereto as Exhibit G, pursuant to which Westbound will assign to Guaranty and GBT, and Guaranty and GBT will assume, all of the obligations of the Salary Continuation Agreements (as defined therein) effective as of the Closing Date, shall have been executed by each of the parties thereto and shall be and remain in full force and effect as of the Closing Date.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GUARANTY AND GBT
The obligations of Guaranty and GBT under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Guaranty.
Section 8.01    Representations and Warranties. All representations and warranties made by Westbound in Article III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date).
Section 8.02    Performance of Obligations. Westbound shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Westbound before or at the Closing.
Section 8.03    Delivery of Closing Documents. At the Closing, Westbound shall have delivered to Guaranty such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement in form and substance satisfactory to Guaranty, including the following (all of such actions constituting conditions precedent to Guaranty’s obligations to close hereunder):
(a)    a certificate, dated as of the Closing Date, duly executed by the Secretary of Westbound, acting solely in his or her capacity as an officer of Westbound, pursuant to which Westbound shall certify (i) the due adoption by the Westbound Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which Westbound is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii)  the approval by the shareholders of Westbound of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of Westbound duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which Westbound is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of Westbound; and (iv) a true and correct list of the record holders (A) of Westbound Stock and (B) the Westbound Options (including exercise price) as of the Closing Date;
(b)    a certificate duly executed by an executive officer of Westbound, acting solely in his capacity as an executive officer of Westbound, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;
(c)    prior to the Effective Time, the Westbound Shareholder Agreement shall have been terminated by Westbound and the other parties thereto in accordance with the terms thereof;
(d)    as of the Effective Time (i) all Westbound Employee Plans (as defined in Section 3.29) required to be terminated by Guaranty in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable Laws and that all affected participants have been notified of such terminations to the extent such notice is required by applicable Laws, and (ii) Seller shall have provided evidence reasonably satisfactory to Guaranty of (i) of this subsection;
(e)    all consents and approvals listed on Schedule 3.04 of the Disclosure Schedules;
(f)    supplemental disclosure schedules as required by Section 5.13 and the Closing Date; and
(g)    all other documents required to be delivered to Guaranty by Westbound under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by Guaranty or its counsel.
Section 8.04    Government Approvals. Guaranty and/or GBT shall have received approvals and consents as may be required by applicable Law from all applicable Governmental Authorities, including the OCC, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable good faith judgment of Guaranty, any material adverse requirement upon Guaranty or its Subsidiaries, including any requirement that Guaranty sell or dispose of any significant amount of its assets or any Guaranty Subsidiary.
Section 8.05    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of Westbound or Guaranty, (c) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change to Westbound, GBT or Guaranty, or (e) upon the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or would reasonably be expected to subject Guaranty or any of its Subsidiaries, or any officer, director, shareholder or employee of Guaranty or any of its Subsidiaries, to criminal or civil liability. No Proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.
Section 8.06    No Material Adverse Change. There shall have been no Material Adverse Change to Westbound since December 31, 2017.
Section 8.07    Minimum Adjusted Tangible Equity. The Final Adjusted Tangible Equity shall not be less than $16,500,000.
Section 8.08    Minimum ALLL. As of the Closing Date, the allowance for loan and lease losses of Westbound shall be at least the Minimum Allowance Amount (as defined at Section 5.18(a) of this Agreement).
Section 8.09    Shareholder Approvals. The shareholders of Westbound shall have approved this Agreement and the transactions contemplated hereby by the Requisite Westbound Vote. The holders of no more than five percent (5%) of the Westbound Stock shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.
Section 8.10    Registration Statement. The Registration Statement covering the shares of Guaranty Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no Proceeding by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the shares of Guaranty Common Stock to be issued in the Merger shall have been received.
Section 8.11    Listing. The shares of Guaranty Common Stock to be issued to Westbound shareholders pursuant to this Agreement shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 8.12    Ancillary Agreements.
(a)    Each of the Director Support Agreements shall be and remain in full force and effect as of the Closing Date.
(b)    The Voting Agreement shall be and remain in full force and effect as of the Closing Date.
(c)    Each of the Employment Agreements executed by the officers of Westbound listed on Schedule 8.12(c) of the Disclosure Schedules shall be and remain in full force and effect as of the Closing Date.
(d)    The Escrow Agreement, in the form attached hereto as Exhibit D, shall have been executed by each of the parties thereto and shall be and remain in full force and effect as of the Closing Date.
(e)    Each director of Westbound shall have entered into an agreement in the form attached hereto as Exhibit E, releasing Westbound from any and all claims by such director (collectively, the “Director Releases”), and such Director Releases shall be and remain in full force and effect as of the Closing Date.
(f)    Westbound shall use its best efforts to have each of the officers listed on Schedule 8.12(f) of the Disclosure Schedules enter into an agreement in the form attached hereto as Exhibit E, releasing Westbound from any and all claims by such officer (collectively, the “Officer Releases”), and such Officer Releases shall be and remain in full force and effect as of the Closing Date.
(g)    Westbound shall use its best efforts to have each of the officers of Westbound listed on Schedule 8.12(g) of the Disclosure Schedules enter into a Confidentiality and Non-Solicitation Agreement in the form attached hereto as Exhibit F (collectively, the “Non-Solicitation Agreements”), and such Non-Solicitation Agreement shall be effective as of the Effective Time.
Section 8.13    Terminated Contracts. Guaranty shall have received evidence, in form and substance reasonably satisfactory to Guaranty, that each of the Terminated Contracts has been terminated by Westbound prior to the Closing Date.
Section 8.14    Tax Opinion. Guaranty shall have received the written opinion of Fenimore, Kay, Harrison & Ford, LLP, in form and substance reasonably satisfactory to Guaranty, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, that are consistent with the state of facts existing at the Effective Time, that the Merger shall be treated as a “reorganization” within the meaning of the Code § 368(a). In rendering such opinion, Fenimore, Kay, Harrison & Ford, LLP may rely upon the certificates, representations and covenants referred to in Section 5.19 and Section 6.12.

Section 8.15    FIRPTA Certificate. Westbound shall have delivered to Guaranty a duly executed certificate, in form and substance as prescribed by Treasury regulations promulgated under § 1445 of the Code, stating that Westbound Common Stock is not, and has not been, during the relevant period specified in § 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of § 897(c)(1) of the Code.
Section 8.16    Cancellation of Westbound Options. Each Option Holder Release Agreement executed by a holder of Westbound Options prior to the Closing Date shall not have been terminated and shall be in full force as of the Closing Date.
ARTICLE IX
TERMINATION AND ABANDONMENT
Section 9.01    Right of Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Guaranty or Westbound:
(a)    by mutual consent of Guaranty and Westbound in a written instrument, if the board of directors of each so determines by a vote of a majority of the members of its entire board;
(b)    by either the Guaranty Board or the Westbound Board if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)    by either the Guaranty Board or the Westbound Board (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Merger shall not have been consummated on or before September 30, 2018 (the “Termination Date”); provided, however, that if the Merger has not been consummated on or before the Termination Date because approval to consummate the transactions contemplated by this Agreement has not been received from a Governmental Authority, then such date may be extended by either party without the consent of the other parties to this Agreement for a period not to exceed thirty-one (31) days; provided further that such Termination Date or extension thereof may also be extended to such later date as agreed upon by the parties hereto; provided further, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to occur on or before the Termination Date;
(d)    by either the Guaranty Board or the Westbound Board (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Westbound, in the case of a termination by Guaranty, or Guaranty, in the case of a termination by Westbound, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Article VIII, in the case of a termination by Guaranty, or Article VII, in the case of a termination by Westbound, and which is not cured within thirty (30) days following written notice to Westbound, in the case of a termination by Guaranty, or Guaranty, in the case of a termination by Westbound, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)    by Guaranty, if the Westbound Board shall have (i) changed, withdrawn or failed to make a recommendation in the Proxy Statement that the shareholders of Westbound approve this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Guaranty, or resolved to do so, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed a Superior Proposal, or (iii) breached its obligations under Section 5.03 or Section 5.04 in any material respect;
(f)    by Guaranty, if Westbound shall have failed to obtain the Requisite Westbound Vote at the duly convened Westbound Meeting or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;
(g)    by Westbound if, prior to the approval of this Agreement by the shareholders of Westbound by the Requisite Westbound Vote, Westbound has effected a Change of Recommendation with respect to a Superior Proposal and has complied in all material respects with its obligations under Section 5.03 and Section 5.04 of this Agreement; or
(h)    by Westbound, if:
(i)    the Determination Date VWAP is less than $25.14; and
(ii)    the number obtained by dividing the Determination Date VWAP by $31.43 is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.15 from such quotient; provided, however, that a termination by Westbound pursuant to this Section 9.01(h) will have no force and effect if Guaranty agrees in writing (within five (5) Business Days after receipt of Westbound’s written notice of such termination) to increase (A) the number of shares of Guaranty Common Stock in the Aggregate Stock Consideration from 900,000 and/or (B) the Aggregate Cash Consideration, such that the Aggregate Merger Consideration is equal to $30,456,050 (valuing the Aggregate Stock Consideration based on the Determination Date VWAP). If within such five (5)-Business Day period, Guaranty delivers written notice to Westbound that Guaranty intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Guaranty in writing of the revised Aggregate Stock Consideration or the revised Aggregate Cash Consideration, then no termination will occur pursuant to this Section 9.01(h), and this Agreement will remain in full force and effect in accordance with its terms (except that the Aggregate Stock Consideration or the Aggregate Cash Consideration will be modified in accordance with this Section 9.01(h)).

For purposes of this Section 9.01(h), the following terms will have the meanings indicated below:
“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the tenth (10th) day prior to the Determination Date.
“Index” means the financial institutions with the following trading symbols: ABTX, CADE, CFR, FFIN, GNBC, HTH, IBTX, IBOC, LTXB, PB, SBSI, TCBI and VBTX.
“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
Section 9.02    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.06.
Section 9.03    Effect of Termination.
(a)    In the event of termination of this Agreement by either Guaranty or Westbound as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Guaranty, Westbound, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 9.03, Article X, and Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Guaranty nor Westbound shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b)    In the event that this Agreement is terminated by Guaranty pursuant to Section 9.01(c) if, at the time of termination, (i) the Westbound Meeting has not occurred, (ii) there has been an Acquisition Proposal communicated to the Westbound Board at any time prior to the termination of this Agreement, and (iii) within twelve (12) months after the date of such termination, Westbound enters into a definitive agreement with the party or parties that made such Acquisition Proposal, then, Westbound shall, on the date of entry into a definitive agreement with respect to such Acquisition Proposal, pay Guaranty, by wire transfer of same day funds, a fee equal to $1,515,500 (the “Termination Fee”).
(c)    In the event that this Agreement is terminated by Guaranty pursuant to:
(i)    Section 9.01(e), then Westbound shall pay Guaranty, by wire transfer of same day funds, the Termination Fee on the date of termination, or
(ii)    Section 9.01(f), if at the time of the failure of the shareholders to approve this Agreement there shall exist an Acquisition Proposal that has not been withdrawn and that has been publicly announced or communicated to the Westbound shareholders, and, within twelve (12) months after the date of such termination, Westbound enters into a definitive agreement with respect to such Acquisition Proposal, then Westbound shall pay Guaranty, by wire transfer of same day funds, the Termination Fee on the date that Westbound enters into such a definitive agreement.
(d)    In the event that this Agreement is terminated by Westbound pursuant to Section 9.01(g), then Westbound shall pay Guaranty, by wire transfer of same day funds, the Termination Fee on the date of termination.
(e)    Each of Guaranty and Westbound acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Westbound fails promptly to pay the amount due pursuant to this Section 9.03, and, in order to obtain such payment, the Guaranty commences a suit which results in a judgment against Westbound for the Termination Fee, such non-paying party shall pay the costs and expenses of Guaranty (including attorneys’ fees and expenses) in connection with such suit. In addition, if Westbound fails to pay the amounts payable pursuant to this Section 9.03, then Westbound shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported by Bloomberg Financial, LP or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.
ARTICLE X
CONFIDENTIAL INFORMATION
Section 10.01    Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating the contemplated transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such Persons to treat such Subject Information confidentially); (b) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by Law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (c) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives, using the Subject Information, directly or indirectly, to (y) call on, service or solicit customers of the Disclosing Party, or (z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

Section 10.02    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
Section 10.03    Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Nonsurvival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to Guaranty or Westbound, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation or willful misconduct by Westbound or Guaranty, respectively.
Section 11.02    Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.
Section 11.03    Brokerage Fees and Commissions. Westbound shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Guaranty or GBT, and Guaranty hereby agrees to indemnify and hold harmless Westbound for any amounts owed to any agent, representative or broker of Guaranty or GBT. Guaranty and GBT shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Westbound and Westbound hereby agrees to indemnify and hold harmless Guaranty and GBT for any amounts owed to any agent, representative or broker of Westbound.
Section 11.04    Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.
Section 11.05    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of Law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
Section 11.06    Notices. All notices and other communications hereunder by any party hereto to any other party shall be in writing and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

If to Westbound:
Westbound Bank 655 West Grand Parkway South Katy, Texas 77494 Attention: Bruce Reichstein Chairman of the Board Email: br@westboundbank.com with a copy (which shall not constitute notice) to:

Hunton & Williams, LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Attention: Peter G. Weinstock Email: pweinstock@hunton.com

If to Guaranty or GBT:

Guaranty Bancshares, Inc.
201 S. Jefferson
Mt. Pleasant, Texas 75455
Attention: Tyson T. Abston
Email: tabston@gnty.com

with a copy (which shall not constitute notice) to:

Fenimore, Kay, Harrison & Ford LLP
812 San Antonio St., Suite 600
Austin, Texas 78701
Attention: Chet Fenimore
Email: cfenimore@fkhpartners.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
Section 11.07    Governing Law; Venue. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF THERE IS A DISPUTE RELATED TO OR ARISING FROM THIS AGREEMENT, THE PARTIES

IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN TITUS COUNTY, TEXAS.
Section 11.08    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.
Section 11.09    Counterparts; Electronic Transmission. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.10    Additional Definitions.
(a)    “Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
(b)    “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Guaranty) contemplating or otherwise relating to any Acquisition Transaction.
(c)    “Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Westbound is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Westbound or (iii) in which Westbound issues or sells securities representing more than 25% of the outstanding securities of any class of voting securities of Westbound; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets or Properties that constitute or account for 25% or more of the consolidated net revenues, net income, assets or Properties of Westbound.
(d)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed.
(e)    “Disclosing Party” means the party furnishing the Subject Information, including (i) all Persons related to or affiliated in any way with such party, and (ii) any Affiliate of such party.
(f)    “Environmental Laws” means any applicable Laws, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.
(g)    “FDIC” means the Federal Deposit Insurance Corporation.
(h)    “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.
(i)    “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the Ordinary Course of Business of Westbound in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
(j)    “Investment Securities” means a security held by Westbound and reflected as an asset of Westbound in accordance with GAAP or RAP.
(k)    “Knowledge” means the knowledge of executive officers of Guaranty or Westbound, as applicable, with respect to a particular matter, that would be reasonably expected to come to the attention of such executive officer in the course of his or her duties with Westbound or Guaranty, as applicable.
(l)    “Law” means any federal, state, local, municipal or foreign statute, law, administrative order, constitution, ordinance, permit, treaty, judgment, decree, principles of common law, rule or regulation.
(m)    “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the Execution Date in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally, (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the Execution Date, (viii) changes resulting from the payment of the Special Dividend, (ix) changes resulting from the payment of the Aggregate Option Consideration for the for the cancellation of Westbound Options pursuant to Section 1.06(f) hereof, or (x) changes resulting from actions and omissions of Guaranty, GBT or Westbound taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
(n)    “Ordinary Course of Business” means the ordinary course of business of Westbound (or Guaranty or GBT, as applicable) consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
(o)    “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
(p)    “Property” or “Properties” means all real property owned or leased by Westbound, including properties that Westbound has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(q)    “Recipient” means the party receiving the Subject Information, including (i) all Persons related to or affiliated in any way with such party, and (ii) any Affiliate of such party.
(r)    “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FDIC, (iv) the OCC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.
(s)    “Representative” means all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party or any of their respective Subsidiaries, as the case may be.
(t)    “Shareholders’ Representative” means Bruce Reichstein.
(u)    “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party; provided, however, the term “Subject Information” shall not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.
(v)    “Subsidiary” means, when used with reference to any entity, (i) any entity, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or (ii) any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.
(w)    “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than Guaranty that the Westbound Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to Westbound’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of Section 5.04 of this Agreement, and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.
(x)    “Tax” and “Taxes” means all U.S. federal, state and local, and foreign Taxes, fees assessments or other charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax or penalties related thereto.

(y)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
(z)    “VWAP” means, on any trading day, the volume weighted average price per share of Guaranty Common Stock.
Section 11.11    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 11.12    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
Section 11.13    Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns.
Section 11.14    Disclosure Schedules.
(a)    Prior to or simultaneous with the execution of this Agreement, Westbound delivered to Guaranty the Disclosure Schedules, which set forth, among other things,

items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 3 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 5.13, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Change.
(b)    For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.
Section 11.15    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the Persons entitled to the benefits of the covenants contained in Section 6.09 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.15 shall be void and of no effect.
Section 11.16    Public Disclosure. None of Guaranty, GBT or Westbound will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, Guaranty and Westbound, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Laws or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.
Section 11.17    Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.
Section 11.18    Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by Westbound shareholders; but after the approval of this Agreement by Westbound shareholders, there shall not be, without the further approval of Westbound shareholders, any amendment of this Agreement that decreases the consideration to be paid for the shares of Westbound Stock pursuant to Section 1.06(c) that materially and adversely affects the rights of Westbound shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Name:	Tyson T. Abston
Title:	Chairman and Chief Executive Officer

GUARANTY BANK & TRUST, N.A.

By:	/s/ Tyson T. Abston
Name:	Tyson T. Abston
Title:	Chairman and Chief Executive Officer

WESTBOUND BANK

By:	/s/ Bruce Reichstein
Name:	Bruce Reichstein
Title:	Chairman of the Board

EXHIBIT A

VOTING AGREEMENT
This VOTING AGREEMENT (this “Voting Agreement”) dated as of January 29, 2018 is executed by and among Guaranty Bancshares, Inc. (“Guaranty”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, Westbound Bank, a Texas banking association (“Westbound”), and the shareholders of Westbound listed on the signature page to this Voting Agreement (each, a “Shareholder”, and collectively, the “Shareholders”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Voting Agreement, Guaranty, Guaranty Bank & Trust, a Texas corporation and a wholly-owned Subsidiary of Guaranty (“GBT”), and Westbound have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which GBT will merge with and into Westbound, with GBT as the surviving corporation in the merger (the “Merger”);
WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $5.00 per share, of Westbound (“Westbound Common Stock”), and all issued and outstanding shares of Class A Preferred Stock, par value $5.00 per share, of Westbound (“Westbound Preferred Stock”, together with Westbound Common Stock, “Westbound Stock”), excluding any Westbound Stock held by a Dissenting Shareholder and Treasury Shares, will be exchanged for such consideration as set forth in the Merger Agreement;
WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into the Merger Agreement, each of the Shareholders has agreed to vote his or her shares of Westbound Stock in favor of approval of the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, Guaranty is relying on the agreements set forth herein in incurring expenses in reviewing the business of Westbound, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger, and the Shareholders are benefiting both from such expenditures by Guaranty and by the terms of the Merger Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Westbound, Guaranty, and the Shareholders undertake, promise, covenant and agree with each other as follows:
AGREEMENT
Section 1.Each of the Shareholders hereby severally, but not jointly, represents and warrants to Guaranty and Westbound that:

(a)    Such Shareholder owns beneficially (as such term is defined in Rule 13d-3 of the Exchange Act of 1934, as amended) the number shares of Westbound Stock set forth below their name on the Shareholder signature page to this Voting Agreement (the “Shares”) free and clear of all liens or encumbrances;
(b)    Except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares;
(c)    Such Shareholder does not beneficially own any Westbound Stock other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Westbound Stock or any security exercisable for or convertible into shares of Westbound Stock set forth on the signature page of this Voting Agreement;
(d)    Such Shareholder has full power and authority and legal capacity to enter into, execute and deliver this Voting Agreement and to perform fully such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;
(e)    None of the execution and delivery of this Voting Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to such Shareholder or the Shares; and
(f)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Voting Agreement. No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Voting Agreement.
Section 2.While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Westbound Shareholder Meeting (the “Westbound Meeting”) any or all of his or her Shares or (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto, other than to other members of the board of directors of Westbound (the “Westbound Board”) for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of Westbound who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as Guaranty may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Westbound Stock or other voting securities of Westbound acquired by such Shareholder after the date hereof, (a) in favor of the approval of the Merger Agreement and the transactions contemplated thereby at the Westbound Meeting and (b) against approval of any acquisition proposal made in opposition to or competition with such proposals (an “Acquisition Proposal”) presented at the Westbound Meeting or any other meeting of shareholders held prior or subsequent to the Westbound Meeting. If there has been a modification or amendment to the Merger Agreement that reduces the Aggregate Merger Consideration, other than any adjustment to the Aggregate Merger Consideration provided for in the Merger Agreement, then this Section 3 shall be inapplicable.
Section 4.No Shareholder shall solicit, knowingly encourage or initiate any Acquisition Proposal, and, except as permitted under the Merger Agreement, no Shareholder shall (i) participate in any negotiations or discussions with any third party regarding an Acquisition Proposal, (ii) disclose to any third party any information concerning the business, Properties, books or records of Westbound in connection with any Acquisition Proposal or (iii) cooperate with any third party to make any Acquisition Proposal.
Section 5.Each Shareholder acknowledges that Guaranty and Westbound are relying on this Voting Agreement in reviewing Westbound’s business, in preparing the joint proxy statement and the registration statement on Form S-4, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and Westbound acknowledges that the performance of this Voting Agreement is intended to benefit Guaranty.
Section 6.This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.
Section 7.Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of Westbound that such Shareholder believes is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable), and no such actions shall be deemed to be a breach of this Voting Agreement. Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of Westbound.
Section 8.Each Shareholder hereby (a) confirms his or her knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger, and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its Affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any dissenter’s rights with respect to the Merger that the Shareholder or any of its Affiliates may now or hereafter have with respect to any Shares (or any other shares of capital stock of Westbound that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert dissenter’s rights with respect to the Merger) whether pursuant to the TBOC or otherwise.
Section 9.This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Westbound, Guaranty and such Shareholder. Any such modification, amendment, alteration or supplement shall only apply to the Shareholder(s) executing such written agreement and this Voting Agreement will remain in full force and effect with respect to any Shareholder who does not execute such written agreement.
Section 10.For the convenience of the parties hereto, this Voting Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Voting Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Voting Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 11.This Voting Agreement, the Director Support Agreements, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Voting Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Voting Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Voting Agreement.
Section 12.If any provision of this Voting Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Voting Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Voting Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Voting Agreement; and (c) there will be added automatically as a part of this Voting Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
Section 13.All notices and other communications hereunder by any party hereto to any other party shall be in writing and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by email or facsimile , to such party at the address, facsimile number or email address set forth on the signature pages to this Voting Agreement (provided, that any failure to include a facsimile number or email address for any party shall render notice by that method to that party unavailable) and shall be deemed delivered (a) in the case of personal delivery, email or facsimile, when received; (b) in the case of mail, upon the earlier of actual receipt or three

(3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery. The parties may change their respective address, facsimile number or email address by written notice to all other parties, sent as provided in this Section 13.
Section 14.Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Voting Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to (a) a temporary or permanent injunction or injunctions to prevent any breaches of such performance and (b) to specific enforcement of any such covenants, in addition to any other remedy to which they may be entitled, at law or in equity. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.
Section 15.From time to time, at Guaranty’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Guaranty as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
Section 16.THIS VOTING AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF THERE IS A DISPUTE RELATED TO OR ARISING FROM THIS VOTING AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN TITUS COUNTY, TEXAS.
Section 17.No party to this Voting Agreement will by any act (except by a written instrument given pursuant to Section 9) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 18.All of the terms, covenants, representations, warranties and conditions of this Voting Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Voting Agreement may assign this Voting Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any purported assignment made or attempted in violation of this Section 18 shall be null and void. Nothing contained in this Voting Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Voting Agreement.
Section 19.Whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Voting Agreement refer to this Voting Agreement as a whole and not to any particular provision in this Voting Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns. In the event that an ambiguity or a question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Voting Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.
GUARANTY BANCSHARES, INC.

By:
Name: Tyson T. Abston
Title: President and Chief Executive Officer

Address:    201 S. Jefferson
Mt. Pleasant, Texas 75455
Email:        tabston@gnty.com
WESTBOUND BANK

By:
Name: Bruce Reichstein
Title: Chairman of the Board
Address:    655 West Grand Parkway South
Katy, Texas 77494
Email:    br@westboundbank.com

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.
SHAREHOLDERS

[●] Number of Shares:	Address: ______________________________ ______________________________ Email: ________________________________
[●] Number of Shares:	Address: ______________________________ ______________________________ Email: ________________________________
[●] Number of Shares:	Address: ______________________________ ______________________________ Email: ________________________________
[●] Number of Shares:	Address: ______________________________ ______________________________ Email: ________________________________
[●] Number of Shares:	Address: ______________________________ ______________________________ Email: ________________________________

EXHIBIT B

DIRECTOR SUPPORT AGREEMENT
This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 29, 2018, by and between Guaranty Bancshares, Inc. (“Guaranty”), a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, and _________, an individual resident of the State of Texas (“Director”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Guaranty, Guaranty Bank & Trust, a Texas corporation and a wholly-owned Subsidiary of Guaranty (“GBT”), and Westbound Bank, a Texas banking association (“Westbound”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which GBT will merge with and into Westbound, with GBT as the surviving corporation in the merger; and
WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into the Merger Agreement, Guaranty and Director have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Merger Agreement intending to be legally bound hereby, Guaranty and Director agree as follows:
AGREEMENT
1.Director Support. Director agrees to use his or her best efforts to refrain from harming the goodwill of Westbound, Guaranty or any Subsidiary of Guaranty, and their respective customer, client and vendor relationships.

2.Director Covenants.

(a)    Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secrets and proprietary information relating to the identity and special needs of Westbound’s current and prospective customers, Westbound’s current and prospective services, Westbound’s business projections and market studies, Westbound’s business plans and strategies, Westbound’s studies and information concerning special services unique to Westbound. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation and non-competition restrictions set forth below. Accordingly, other than in any capacity for or on behalf of Guaranty or any subsidiary of Guaranty, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:

i.    solicit the business of any person or entity who is a customer of Westbound as of the date of this Agreement or as of the Closing Date on behalf of any other insured depository institution for the purpose of providing financial services to such person or entity;

ii.    (A) acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with any insured depository institution that has a location within a twenty-five (25) mile radius of any location of Westbound (the “Noncompete Area”) (but notwithstanding the foregoing, Director may (1) retain any existing ownership interest in any insured depository institution or its holding company as disclosed on Schedule 1 attached hereto, (2) acquire additional ownership interest in any insured depository institution or its holding company listed on Schedule 1 attached hereto, (3) acquire an ownership interest in any publicly-traded depository institution or its holding company, so long as that ownership interest does not exceed 3% of the total number of shares outstanding of that depository institution, and (4) invest in an existing mutual fund that invests, directly or indirectly, in any such insured depository institutions or their holding companies),

(B)    serve as an officer, director, employee, agent or consultant to any insured depository institution or holding company for an insured depository institution that has a location within the Noncompete Area, except for any such positions which Director already holds at the time of this Agreement and are set forth on Schedule 2 attached hereto; or

(C)    establish or operate a branch or other office of an insured depository institution within the Noncompete Area; or

iii.    recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of Westbound; but nothing in this Section 2(a)(iii) applies to employment other than in financial services.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the Noncompete Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

(b)    If any court of competent jurisdiction should determine that the terms of this Section 2 or Section 4 are too broad in terms of time, geographic area, lines of commerce or otherwise, then such court is to modify and revise any such terms so that they comply with applicable law.

(c)    Director agrees that (i) this Agreement is entered into in connection with the Guaranty’s acquisition of the goodwill of Westbound, (ii) Director is receiving valuable consideration for this Agreement, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure Guaranty acquires the goodwill of

Westbound, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

3.Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Guaranty in writing and meet with a Guaranty representative and a neutral mediator (if Guaranty elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notice at least twenty-one (21) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

4.Termination. This Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Merger Agreement is terminated pursuant to Section 9.01 of the Merger Agreement or (b) the date that is twenty-four (24) months after the Closing Date.
5.Tolling. In the event that Guaranty shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the covenants set forth in Section 2(a) of this Agreement by Director, then any time period set forth in this Agreement including the time periods set forth above, will be extended one (1) month for each month Director was in breach of this Agreement, so that Guaranty is provided the full benefit of such covenants.

6.Waiver; No Delay. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No delay on the part of any party hereto in exercising any of its powers or rights hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

7.Modification; Amendment. No amendment or modification hereof shall be effective unless contained in a written instrument signed by the parties hereto.

8.Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF THERE

IS A DISPUTE RELATED TO OR ARISING FROM THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN TITUS COUNTY, TEXAS.

10.Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party, and any assignment made or attempted in violation of this Section 10 is void and of no effect.

11.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.Specific Performance. If Director violates any of the provisions set forth in this Support Agreement, Guaranty and Director acknowledge that Guaranty and GBT would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages if any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, each of the parties hereto agrees that, without the necessity of proving actual damages or posting bond or other security, Guaranty and GBT shall be entitled to (a) a temporary or permanent injunction or injunctions to prevent any breaches of such performance and (b) to specific enforcement of any such covenants, in addition to any other remedy to which Guaranty and GBT may be entitled, at law or in equity. In such a situation, each of the parties hereto agrees that Guaranty and GBT may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

13.Entire Agreement. This Agreement, the Voting Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions in conflict with or in addition to those set forth in this Agreement.

14.Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

15.Notice. All notices and other communications hereunder by any party hereto to any other party shall be in writing and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by email or facsimile, to such party at the address, facsimile number or email address set forth below (provided, that any failure to include a facsimile number or email for any party shall render notice by that method to that party unavailable) and shall be deemed delivered (a) in the case of personal delivery, e-mail or facsimile, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery. The parties may change their respective address, facsimile number or email address by written notice to the other parties, sent as provided in this Section 15.

If to Director:
______________________________
______________________________
______________________________

If to Guaranty:

Guaranty Bancshares, Inc.
201 S. Jefferson
Mt. Pleasant, Texas 75455
Attention: Tyson T. Abston
Email: tabston@gnty.com
16.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
DIRECTOR

_______________

GUARANTY BANCSHARES, INC.

By:
Name: Tyson T. Abston
Title: President and Chief Executive Officer

SCHEDULE 1
EXISTING OWNERSHIP INTEREST

Director	Institution

SCHEDULE 2

EXISTING MANAGEMENT POSITION

Director	Institution	Position

EXHIBIT C

OPTION TERMINATION AND RELEASE AGREEMENT
This OPTION TERMINATION AND RELEASE AGREEMENT, dated __________, 2018 (this “Option Termination Agreement”), is made by and between Westbound Bank, a Texas banking association (“Westbound”) and the undersigned individual (the “Optionee”). Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement (as defined below).
WHEREAS, the Optionee is the holder of the currently outstanding option(s) set forth on Annex I hereto (the “Options”) granted pursuant to the Westbound Bank 2007 Stock Incentive Plan, as amended (the “Plan”), and one or more incentive stock option award agreements executed in connection with the Plan and such option grant(s), to purchase the number of shares of common stock of Westbound, par value $5.00 per share (“Westbound Common Stock”), at an exercise price per share, all as set forth on Annex I (the “Option Price”); and
WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of 29, 2018 (together with all annexes, schedules and amendments thereto, the “Merger Agreement”), by and among Guaranty Bancshares, Inc., a Texas corporation (“Guaranty”), Guaranty Bank & Trust, N.A., a national banking association and a wholly-owned subsidiary of Guaranty (“GBT”), and Westbound, the parties to the Merger Agreement have agreed to consummate the transactions contemplated in the Merger Agreement, pursuant to which, among other things, Westbound will merge with an into GBT, with GBT remaining as the surviving entity in such merger (the “Merger”); and
WHEREAS, Section 1.06(f) of the Merger Agreement provides that, each Westbound Option granted under the Plan or pursuant to a nonqualified stock option agreement or agreement with Westbound, that is unexpired, outstanding and unexercised (whether vested on unvested) immediately prior to the Effective Time, shall, without any further action on the part of any holder thereof, fully vest and shall be cancelled at the Effective Time and shall not be assumed by Guaranty, and no Westbound Option shall be substituted with any equivalent option or right to purchase Guaranty Common Stock; and
WHEREAS, Section 1.06(f) of the Merger Agreement provides further that, upon cancellation thereof, each Westbound Option shall be converted automatically into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Westbound Common Stock available for purchase pursuant to such Westbound Option multiplied by (ii) the excess, if any, of the Per Option Amount over the exercise price per share of such Westbound Option shares (the “Option Cancellation Payment”); which Guaranty shall deliver to each holder of a Westbound Option at the Effective Time; provided that, the right to receive the Option Cancellation Payment shall be conditioned upon the holder of a Westbound Option executing and delivering to Westbound an option holder termination and release agreement in the form attached to the Merger Agreement as Exhibit C; and
WHEREAS, this Option Termination Agreement constitutes the option holder termination and release agreement required under the Merger Agreement with respect to the Options held by Optionee.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:
1.Option Termination and Payment. At the Effective Time, the Options shall be cancelled and exchanged for the right to receive the Option Cancellation Payment (which amount is set forth in Annex I attached hereto) in accordance with the Merger Agreement, subject to all applicable tax withholdings.
2.Binding Effect. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Optionee, and any obligations of the Optionee hereunder shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Optionee.
3.Authority. The Optionee hereby represents and warrants to the Company that the Optionee has full power and authority to execute and deliver this Option Termination Agreement. The Optionee represents and warrants further that he/she is the holder of the Option, and that, other than the Option, he/she has no right of any kind or nature whatsoever to obtain or acquire any shares of Westbound Common Stock. The Optionee understands and acknowledges that, in accordance with the terms of the Merger Agreement, this Option Termination Agreement will be delivered to, and relied upon by, Guaranty and GBT, including, without limitation the release provided for in Section 4 below.
4.Optionee Release. Effective for all purposes as of the Effective Time, but subject to the Optionee receiving the Option Cancellation Payment under, and subject to the terms of the Merger Agreement, Optionee acknowledges and agrees, on his/her own behalf and, as applicable, on behalf of his/her heirs, executors, administrators, agents, successors, permitted assigns, Subsidiaries and predecessors (each, an “Optionee Party” and collectively, the “Optionee Parties”), that each hereby releases, waives and discharges Westbound, Guaranty, GBT, and their respective Affiliates, Subsidiaries, current and former officers, directors, employees, stockholders, partners, members, managers, agents, representatives, successors and assigns (each, a “Westbound Released Party” and collectively, the “Westbound Released Parties”) from any and all actions, causes of action, suits, damages, liabilities, obligations, covenants, claims and demands whatsoever, whether known, unknown, direct, indirect, in its own right or derivatively, in Law or equity, that such Optionee Party may have in his/her capacity as an option holder of the Company or that may otherwise arise from or relate to the Options cancelled pursuant to this Option Termination Agreement, other than the right to receive the Option Cancellation Payment under and subject to the terms of the Merger Agreement (each, a “Optionee Claim” and collectively, the “Optionee Claims”). The release provided in this Section is for the benefit of the Westbound Released Parties and shall be enforceable by any of them directly against any Optionee Party.
5.Counsel. The Optionee acknowledges that it has had an opportunity to retain counsel of his/her choosing to advise the Optionee regarding the subject matter of this Option Termination Agreement.

6.General Provisions.
(a)    Entire Agreement. This Option Termination Agreement, together with the Merger Agreement, and the documents referred to therein, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
(b)    Amendments. This Option Termination Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. In furtherance of the foregoing, no provision of this Option Termination Agreement for which rights of third party beneficiaries have been granted may be amended or waived without the written consent of the parties entitled to such third party rights.
(c)    Assignment. This Option Termination Agreement shall be binding upon the successors, legal representatives and permitted assigns of the parties. No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all other parties hereto.
(d)    Governing Law; Jurisdiction; Forum. This Option Termination Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to its conflicts of laws principles. Any legal action, suit or proceeding arising out of or relating to this Option Termination Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in Titus County, Texas, and each party waives any objection which such party may now or hereafter have to such venue, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
(f)    No Third Party Beneficiary. Nothing in this Option Cancellation Agreement shall confer any rights, remedies or claims upon any person or entity not a party or a permitted assignee of a party to this Option Cancellation Agreement, except for the provisions of Section 4 (which shall be for the benefit of and enforeceable by each of the Westbound Released Parties).

(g)    Counterparts. This Option Termination Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
(h)    Interpretation. The parties acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Option Termination Agreement.
(i)    Severability. If any term, provision, agreement, covenant or restriction of this Option Termination Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Option Termination Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Option Termination Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Option Termination Agreement to be duly executed as of the date first written above.
WESTBOUND BANK
By: __________________________
Name:
Title:
OPTIONEE
_____________________________
Name:

ANNEX I
TO
OPTION TERMINATION AGREEMENT

Optionee    Grant Date    Number of Shares    Exercise Price        Option Cancellation                                         Payment Amount

EXHIBIT D

ESCROW AGREEMENT
This ESCROW AGREEMENT (this “Agreement”), dated as of [●], 2018, is made and entered into by and among Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company (“Guaranty”), Westbound Bank, a Texas banking association (“Westbound”), Guaranty Bank & Trust, N.A., a national banking association (“GBT” or, with respect to its capacity as escrow agent, the “Escrow Agent”), and Bruce Reichstein, as representative (the “Representative”) of the shareholders of Westbound named on Schedule 1 hereto (the “Shareholders”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Guaranty, GBT and Westbound have entered into an Agreement and Plan of Merger, dated January 29, 2018 (the “Merger Agreement”), providing for, among other things, the acquisition of all of the issued and outstanding shares of capital stock of Westbound by Guaranty through the merger of Westbound with and into GBT (the “Merger”), with GBT as the surviving corporation and the separate corporate existence of Westbound ceasing as a result of the Merger, pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, Section 2.03 of the Merger Agreement provides, among other things, that a portion of the Shareholder Cash Consideration shall be deposited into an escrow account (the “Escrow Account”) with the Escrow Agent and shall be held and distributed in accordance with the terms and conditions set forth in this Agreement;
WHEREAS, the parties believe it is in their respective best interests to enter into this Agreement in connection with the Merger Agreement; and
WHEREAS, for purposes of this Agreement, and after the Effective Time, the interest of the Shareholders shall be represented by the Representative or any successor appointed in accordance with Section 10 of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, including the premises and mutual covenants contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto undertake, promise, covenant and agree with each other as follows:
AGREEMENT
1.Establishment of Escrow.
(a)    Appointment of Escrow Agent. Guaranty and the Representative hereby appoint GBT as the escrow agent for the Escrow Consideration pursuant to this Agreement for the purposes set forth in this Agreement.
(b)    Acceptance of Appointment. GBT hereby accepts appointment as the escrow agent and agrees to accept the Escrow Consideration, and to distribute and release the Escrow

Consideration, in whole or in part, only in accordance with the terms and provisions of this Agreement.
2.Funds Deposited into Escrow. Pursuant to the terms of the Merger Agreement, Guaranty will deposit or cause to be deposited cash in an amount equal to the Escrow Consideration into the Escrow Account with the Escrow Agent on the Closing Date. The Escrow Consideration will remain in the Escrow Account, subject only to disbursement pursuant to Section 4 of this Agreement.
3.Term and Termination of Escrow. The Escrow Account will remain in existence from the Closing Date until all funds have been paid out of the Escrow Account pursuant to Section 4(d) of this Agreement (the “Escrow Period”), unless before the end of the Escrow Period, (i) the Escrow Consideration is disbursed in its entirety pursuant to Section 4 of this Agreement, or (ii) a dispute arises as to any disbursement from the Escrow Account, in which instance the Escrow Account will remain in existence until the dispute is finally resolved. After all funds have been paid out of the Escrow Account, this Agreement will terminate, whereupon all of the Escrow Agent’s liabilities and obligations in connection with the Escrow Consideration will terminate.
4.Indemnification and Disbursements.
(a)    Indemnification of Guaranty and GBT.
(i)    Guaranty and GBT (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) shall receive indemnification from the Escrow Consideration for and against any Losses (as defined below) that are incurred, sustained or suffered by any Indemnified Party in connection with or related to the loans specifically listed on Schedule 2 to this Agreement (the “Subject Loans”); provided, however, any Losses with respect to a Subject Loan shall first be applied to the ALLL Credit set forth on Schedule 2 for such Subject Loan, and the Indemnified Parties shall only have a right to indemnification for the amount that such Losses exceed such ALLL Credit. For purposes of this Agreement, “Losses” will be calculated in accordance with GAAP and mean the recognition by an Indemnified Party after the Effective Time of the following (A) any loss that occurs during the Escrow Period on the foreclosure, sale or other disposition of a Subject Loan or of collateral securing a Subject Loan, (B) any loss that occurs during the Escrow Period when a Subject Loan is charged off or charged down at the direction or request of any regulatory examiner or at the direction or request of Guaranty’s independent certified public accounting firm or request of the management of an Indemnified Party based on GAAP, (C) any loss incurred by an Indemnified Party on any of the Subject Loans as a result of fraudulent activities that occurred on or before the Closing Date or material documentation flaws made by Westbound on or before the Closing Date; (D) any and all third party, out-of-pocket costs and expenses (including attorneys’ fees and costs related to employing agents or independent contractors, including, without limitation, accountants, consultants or other professionals) incurred by an Indemnified Party (other than GBT in its capacity as the Escrow Agent hereunder) related to or arising out of the matters set forth in clauses (A) through (C) or otherwise related to any third party costs of collection incurred by an Indemnified Party with respect to any Subject Loan.

(ii)    The amount of any Recoveries related to a Subject Loan received or realized by an Indemnified Party during the Escrow Period shall offset an equal amount of the Losses pursuant to Section 4(a) of this Agreement. For purposes of this Agreement, “Recoveries” shall mean any amounts received or realized by any Indemnified Party that would be reportable as recoveries on Schedule RI-B of the Consolidated Reports of Condition and Income for a Bank with Domestic Offices Only that relate to Losses claimed by an Indemnified Party, including any interest received with respect to the Subject Loans.
(iii)    Except as set forth below, for each Subject Loan, the amount of aggregate Losses to which the Indemnified Parties may be indemnified through disbursements from the Escrow Account under the terms of this Section 4 shall be limited to the amount of the specific reserve for such Subject Loan listed on Schedule 2 to this Agreement (“Specific Reserve”). The Shareholders will have no liability for, and the Indemnified Parties will not be entitled to any indemnification pursuant to Section 4(a) of this Agreement with respect to, any amount of Losses in excess of the aggregate amount of the Escrow Consideration (i.e., the aggregate amount of the Specific Reserves).
(iv)    Notwithstanding the foregoing, an amount equal to twenty-five percent (25%) of the aggregate Specific Reserves (the “General Reserve”) will serve as a general reserve for any additional Losses on any Subject Loan in excess of the Specific Reserve for such Subject Loan (“Excess Losses”), such that Escrow Consideration may be disbursed from the General Reserve of the Escrow Account to Guaranty for the purpose of indemnifying an Indemnified Party for any Excess Losses on any Subject Loan until the General Reserve has been fully disbursed to Guaranty, if applicable. For purposes of clarification and avoidance of doubt, the amount of the General Reserve will be reduced by the amount of any disbursements of Escrow Consideration to Guaranty with respect to Excess Losses that occur during the Escrow Period, such that any Excess Losses that occur after the General Reserve has been fully disbursed to Guaranty would not be subject to indemnification and disbursement to Guaranty under this Section 4 of this Agreement.
(b)    First Anniversary Disbursements.
(i)    In the event any Losses are incurred, sustained or suffered by an Indemnified Party in connection with or related to the Subject Loans prior to the first anniversary of the Closing Date, Guaranty shall send a written notice to the Escrow Agent (with a copy to the Representative) within fifteen (15) following the first anniversary of the Closing Date (“First Distribution Notice”), specifying in reasonable detail (A) the nature and amount of any Losses incurred, sustained or suffered by an Indemnified Party in such period, (B) any Recoveries received by an Indemnified Party with respect to any such Losses, (C) the amount of Escrow Consideration to be disbursed to Guaranty, if any, to indemnify it for such Losses (net of any applicable ALLL Credits and Recoveries as described above) in accordance with Section 4(a) (collectively, the “First Anniversary Indemnifiable Losses”), (D) any Subject Loan that was Resolved during such period (each, a “Resolved Loan”), and (E) the Specific Reserve balance for each Resolved Loan. For purposes of this Agreement, “Resolved” shall have the meaning set forth in Section 5.18(b) of the Merger Agreement, substituting “GBT” for “Westbound.”

(ii)    The First Distribution Notice shall include documentation reasonably related to the First Anniversary Indemnifiable Losses, including sales documentation or documentation directing or requesting the charge off or charge down of any Subject Loan, and documentation evidencing the resolution of each Resolved Loan.
(iii)    Within fifteen (15) days following receipt of the First Distribution Notice, the Escrow Agent shall disburse (A) to Guaranty, the First Anniversary Indemnifiable Losses, and (B) to the Shareholders, an aggregate amount equal to seventy-five percent (75%) of the Specific Reserve balance of each Resolved Loan.
(c)    Second Anniversary Disbursements.
(i)    In the event any Losses are incurred, sustained or suffered by an Indemnified Party in connection with or related to the Subject Loans between the first anniversary and the second anniversary of the Closing Date, Guaranty shall send a written notice to the Escrow Agent (with a copy to the Representative) within fifteen (15) days following the second anniversary of the Closing Date (“Second Distribution Notice”), specifying in reasonable detail (A) the nature and amount of any Losses incurred, sustained or suffered by any Indemnified Party in such period, (B) any Recoveries received by an Indemnified Party with respect to any such Losses, (C) any Recoveries received by any Indemnified Party with respect to any First Anniversary Indemnifiable Losses previously disbursed to Guaranty pursuant to Section 4(b) of this Agreement, (D) the amount of Escrow Consideration to be disbursed to Guaranty, if any, to indemnify it for Losses incurred, sustained or suffered by any Indemnified Party in such period (net of any applicable ALLL Credits and Recoveries received during such period) in accordance with Section 4(a) (collectively, the “Second Anniversary Indemnifiable Losses”), (E) any Subject Loan that was Resolved during such period, and (F) the Specific Reserve balance for each Resolved Loan.
(ii)    The Second Distribution Notice shall include documentation reasonably related to Second Anniversary Indemnifiable Losses, including sales documentation or documentation directing or requesting the charge off or charge down of any Subject Loan, and documentation evidencing the resolution of each Resolved Loan.
(iii)    Within fifteen (15) days following receipt of the Second Distribution Notice, the Escrow Agent shall disburse (A) to Guaranty, the Second Anniversary Indemnifiable Losses, and (B) to the Shareholders, an aggregate amount equal to seventy-five percent (75%) of the Specific Reserve balance of each Resolved Loan.
(d)    Third Anniversary Disbursements.
(i)    In the event any Losses are incurred, sustained or suffered by an Indemnified Party in connection with or related to the Subject Loans between the second anniversary and the third anniversary of the Closing Date, Guaranty shall send a written notice to the Escrow Agent (with a copy to the Representative) within fifteen (15) days following the third anniversary of the Closing Date (“Third Distribution Notice”), specifying in reasonable detail (A) the nature and amount of any Losses incurred, sustained or suffered by any Indemnified Party in such period, (B) any Recoveries received by an Indemnified Party with respect to any such Losses, (C) any

Recoveries received by any Indemnified Party with respect to any Second Anniversary Indemnifiable Losses previously disbursed to Guaranty pursuant to Section 4(c) of this Agreement, and (D) the amount of Escrow Consideration to be disbursed to Guaranty, if any, to indemnify it for Losses incurred, sustained or suffered by an Indemnified Party in such period (net of any applicable ALLL Credits and Recoveries received during such period) in accordance with Section 4(a) (collectively, the “Third Anniversary Indemnifiable Losses”).
(ii)    The Third Distribution Notice shall include documentation reasonably related to Third Anniversary Indemnifiable Losses, including sales documentation or documentation directing or requesting the charge off or charge down of any Subject Loan.
(iii)    Within fifteen (15) days following receipt of the Third Distribution Notice, the Escrow Agent shall disburse (A) to Guaranty, the Third Anniversary Indemnifiable Losses and (B) except as provided in Section 3 of this Agreement, to the Shareholders, any remaining funds in the Escrow Account. For avoidance of doubt, no Escrow Consideration will be distributed from the Escrow Account to the Shareholders under this Section 4(d)(iii) until the indemnification obligations set forth in Section 4(a) of this Agreement have been satisfied.
5.Conditions on Distributions to Shareholders. Subject to Section 4 of this Agreement, the Escrow Consideration will be distributed to the Shareholders as follows:
(a)    Each Shareholder will receive his pro rata share (rounded to the nearest $0.01) of any amount distributed by the Escrow Agent to the Shareholders pursuant to Sections 4(b), 4(c) or 4(d) of this Agreement. For purposes of the preceding sentence, each Shareholder’s pro rata share of the Escrow Consideration will be determined by reference to Schedule 1. If the Escrow Agent has any questions regarding the party to whom a disbursement is to be made, the Escrow Agent will promptly refer that question to the Representative for resolution by the Representative, and the Escrow Agent may rely on the instructions and decisions of the Representative. The Escrow Agent has no duty to determine or confirm the accuracy of any calculations or other information provided to the Escrow Agent under this Agreement.
(b)    The Escrow Agent will not be obligated to make distributions to any Shareholder until all information and documentation reasonably requested by the Escrow Agent from the Shareholder has been provided to the Escrow Agent and no interest or other penalties will accrue or be assessed during such period.
(c)    Each Shareholder will be responsible for complying with Federal income tax laws as they relate to him or her with respect to any distributions of Escrow Consideration to such Shareholder under this Agreement.
6.Responsibilities of Guaranty and GBT.
(a)    Affirmative Covenants. Guaranty shall use, and shall cause GBT to use, best efforts to maximize collections on the Subject Loans, in accordance with normal and prudent banking practices and procedures. Guaranty will diligently pursue in good faith collection efforts with respect to the Subject Loans during the Escrow Period in a manner consistent with collection efforts made on other loans owned by GBT. Guaranty may employ agents or independent contractors, including, without limitation, any attorney, expert accountant, consultant or other professional, to perform or assist in performing, or may otherwise subcontract, its duties and responsibilities hereunder. Guaranty shall be indemnified for the documented fees and charges of such agents and independent contractors, including reasonable and necessary attorney fees and court costs, as provided under Section 4(a)(i) of this Agreement. Guaranty will seek to collect all amounts due with respect to the Subject Loans during the Escrow Period and will take such other actions (including, without limitation, sales or leases, including a bulk sale, of Subject Loans and enforcement of liabilities of borrowers) as are necessary, as reasonably determined by Guaranty, in order to attempt to maximize collections on the Subject Loans. In performing its functions hereunder and deciding what actions to take hereunder, Guaranty may consider the costs of collection (including, without limitation, administrative and legal expenses), potential liabilities, likelihood of Recoveries, and other relevant litigation risk factors. Subject to the provisions of this Agreement, all decisions of Guaranty with respect to the servicing of the Subject Loans will be binding on the Shareholders. Prior to making a Loss determination, Guaranty will consult with the Representative, including permitting the Representative to recommend for Guaranty’s consideration reasons why such proposed Loss determination is not appropriate, which recommendation will be considered in good faith by Guaranty. While Guaranty agrees to consult with the Representative, the final decision whether to record a Loss rests with Guaranty.
(b)    Negative Covenants. Guaranty and GBT may not lend additional money to any obligor or borrower on the Subject Loans without first obtaining the written consent of the Representative, which consent will not be unreasonably withheld. Guaranty agrees that in administering or collecting on any other indebtedness or obligation of borrower on the Subject Loans that exists on or before the Effective Time, either for its own account or on behalf of any other person, it will not discriminate against the Subject Loans.
(c)    Books and Records. After the Effective Time, Guaranty will maintain or cause to be maintained such books and records with respect to the Subject Loans as a reasonably prudent lender would maintain under similar circumstances, which books and records will be made available to the Representative at the main office of Guaranty (or such other location as Guaranty and the Representative may from time to time agree upon in writing) during business hours for the purposes of inspection, examination and audit. The Representative may, upon reasonable prior written notice to Guaranty, review and copy the records maintained or caused to be maintained by Guaranty with respect to the Subject Loans and Guaranty will make available to the Representative for the purpose of cooperating with the Representative in its review and examination of such materials. The Representative may, at its own expense, engage such outside individuals, including accountants, as it deems necessary or advisable to review or audit the performance of Guaranty hereunder; but the Representative will not materially interfere in the daily management by or operations of Guaranty or GBT.
7.The Responsibilities of the Escrow Agent with respect to the Escrow.
(a)    The Responsibility of the Escrow Agent.

(i)    The Escrow Agent’s sole responsibility will be for the receipt and holding of the Escrow Consideration in the Escrow Account, and the disbursement thereof in accordance with this Agreement. The Escrow Agent will have no other responsibility or obligation of any kind, and will not be required to take any other action with reference to any matters that might arise, in connection with the Escrow Consideration or this Agreement. The Escrow Agent may, in accordance with this Agreement, act upon (and will be fully protected in acting upon) any written instruction or other instrument that the Escrow Agent in good faith believes to be genuine and what it purports to be. The Escrow Agent will not be liable to any person for anything that the Escrow Agent, solely in its capacity as Escrow Agent, may do or refrain from doing in connection with this Agreement, unless such action or inaction results from the Escrow Agent’s gross negligence or willful misconduct; provided, however, the preceding clause does not relieve GBT from liability for its actions or inactions in any capacity other than as Escrow Agent.
(ii)    The duties and responsibilities of the Escrow Agent hereunder will be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities will be implied, including, but not limited to, any obligation under or imposed by any laws of the State of Texas upon fiduciaries.
(b)    Possible Disagreements. If any disagreement should arise among any one or more of the parties hereto or any other party with respect to the Escrow Consideration or this Agreement (and the Escrow Agent is notified in writing of such disagreement), or if the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, the Escrow Agent has the absolute right (but not the obligation), at its election, to do either or both of the following:
(i)    withhold or stop all further performance under this Agreement (except the holding of the Escrow Consideration in accordance with the terms hereof) and all notices or instructions received in connection herewith until the Escrow Agent is satisfied that such disagreement or such doubt has been resolved; or
(ii)    file a suit in interpleader and obtain an order from a court of appropriate jurisdiction in Titus County, Texas requiring all persons involved to litigate in such court their respective claims arising out of or in connection with the Escrow Consideration (the right of the Escrow Agent to institute such bill of interpleader, however, will not be deemed to modify the manner in which the Escrow Agent is entitled to make disbursements of the Escrow Consideration as set forth in this Agreement, other than to tender the Escrow Consideration into the registry of the court).
(c)    Reimbursement of Expenses. The Escrow Agent will not charge any escrow fee for its services hereunder. However, the Escrow Agent is authorized to pay its costs and expenses, including attorneys’ fees, incurred in connection with the preparation, operation, administration and enforcement of this Agreement out of the Escrow Consideration. If the Escrow Agent pays for any of its costs or expenses from the Escrow Consideration, the Escrow Agent shall provide the Representative and Guaranty a notice and an accounting of such withdrawal of funds from the Escrow Account.

(d)    Consultation with Legal Counsel. The Escrow Agent may consult with its counsel or other counsel satisfactory to it, including counsel to Guaranty or the Representative, with respect to any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and will not be liable for any action taken, suffered, or omitted by the Escrow Agent in good faith upon the advice of such counsel. The Escrow Agent may act through its officers, employees, authorized representatives, or attorneys.
8.Deposit of Escrow Consideration and Taxes.
(a)    The Escrow Agent will deposit the Escrow Consideration in an noninterest-bearing deposit account at GBT. The Escrow Consideration need not be collateralized with securities.
(b)    Guaranty, GBT and the Representative acknowledge and agree that this Agreement is being established solely for administrative convenience and that the Escrow Consideration is and shall remain the legal and equitable property of Guaranty and that all right, title, and interest in and to the Escrow Consideration belongs exclusively to Guaranty unless and until such assets are disbursed to the Shareholders in accordance with this Agreement.
(c)    Guaranty and GBT shall be treated as the owner of the Escrow Consideration for federal and state income tax purposes during the period such funds are held in the Escrow Account and shall include on its income tax return all taxable income, if any, generated on the Escrow Consideration during the Escrow Period.
9.Miscellaneous.
(a)    Notices. All notices and other communications hereunder by any party hereto to any other party shall be in writing and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by email or facsimile, to such party at the address, facsimile number or email address set forth below (provided, that any failure to include a facsimile number or email address for any party shall render notice by that method to that party unavailable) and shall be deemed delivered (i) in the case of personal delivery, email or facsimile, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery. Notwithstanding the foregoing, no notice to the Escrow Agent will be effective until received by the Escrow Agent. The parties may change their respective address, facsimile number or email address by written notice to all other parties, sent as provided in this Section 9(a).

If to Guaranty or GBT:

Guaranty Bancshares, Inc.
201 S. Jefferson
Mt. Pleasant, Texas 75455
Attention: Tyson T. Abston
Email: tabston@gnty.com

with a copy (which shall not constitute notice) to:

Fenimore, Kay, Harrison & Ford LLP
812 San Antonio St., Suite 600
Austin, TX 78701
Attention: Chet Fenimore
Facsimile: (512) 583-5901
Email: cfenimore@fkhpartners.com

If to Westbound:

Westbound Bank
655 West Grand Parkway South
Katy, TX 77494
Attention: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Hunton & Williams, LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:	Peter G. Weinstock
Facsimile: 214 740 7182
Email: pweinstock@hunton.com

If to the Representative:
Bruce Reichstein
(b)    Binding Agreement; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section 9(b) is void and of no effect.
(c)    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other parties shall be entitled to (a) a temporary or permanent injunction or injunctions to prevent any breaches of such performance and (b) to specific enforcement of any such covenants, in addition to any other remedy to which they may be entitled, at law or in equity.
(d)    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in a “.pdf” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
(e)    Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF THERE IS A DISPUTE RELATED TO OR ARISING FROM THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN TITUS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE FROM THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION RELATING TO OR ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(f)    Limitation on Liability. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY DAMAGES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER OR BY REASON OF ANY ACT OR OMISSION TO ACT BY THE ESCROW AGENT OR IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES THAT MAY OCCUR BY REASON OF FORGERY, FALSE REPRESENTATIONS, OR THE EXERCISE BY THE ESCROW AGENT OF ITS DISCRETION, OTHER THAN

DAMAGES WHICH RESULT DIRECTLY FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.
(g)    Mediation. If a dispute arises out of or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to litigation or some other dispute resolution procedure. Mediation will be conducted in Titus County, Texas. The costs of the mediation will be borne equally by the parties hereto.
(h)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
(i)    Entire Agreement. This Agreement, the Merger Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.
(j)    Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.
(k)    Further Cooperation. The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
(l)    Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto; but no amendment will be made to change the relative beneficial interest of any Shareholder in the Escrow Consideration without the consent of that Shareholder.
(m)    Attorneys’ Fees and Costs. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.
10.Representative. In the event of the resignation, death or incapacity of the Representative, a successor Representative will be selected by the three (3) Shareholders owning the largest beneficial interest in the Escrow Consideration as of the Closing Date. All parties hereto will be entitled to rely on all actions and communications of the Representative as being genuine and binding on all of the Shareholders. The Representative will not be liable to any person for anything that the Representative may do or refrain from doing in accordance with this Agreement, unless such action or inaction results from the Representative’s gross negligence or willful misconduct.
[Signature Page Follows]

[Signature Page to Escrow Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GUARANTY BANCSHARES, INC.

By:
Tyson T. Abston
President and Chief Executive Officer

WESTBOUND BANK

By:
[●]
[●]

GUARANTY BANK & TRUST, N.A.
as escrow agent

By:
Tyson T. Abston
President and Chief Executive Officer

REPRESENTATIVE

Bruce Reichstein

SCHEDULE 1

PRO RATA SHARE

Shareholder	Percentage Ownership

SCHEDULE 2

SUBJECT LOANS

Borrower	Loan No.	Original Amount	Outstanding Balance	Collateral	Original Date	Due Date	ALLL Credit	Specific Reserve

Total Escrow Consideration:

EXHIBIT E

RELEASE
(Director)
This RELEASE (this “Release”), effective as of [•], 2018, is made by [•] (the “Director”), in favor of Westbound Bank, a Texas banking association (“Westbound”). Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2018, by and among Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company under the BHC Act (“Guaranty”), Guaranty Bank & Trust, N.A., a national banking association, and Westbound, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Director has executed and delivered to Guaranty an instrument releasing Westbound from any and all claims of such Director;
WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 8.12(e) of the Merger Agreement as discussed above; and
WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:
1.Release.

(a)
Attached as Schedule 1 hereto is a list of all loans outstanding from Westbound to the Director. The Director acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Westbound, except as set forth below. The Director for himself or herself and on behalf of his or her heirs and assigns (each, a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges Westbound and its predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Director (i) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; and (ii) in connection with any deposits (as defined in 12 USC §1813(1)) of the Director or other written contractual obligations of the Released Parties to the Director existing on the date of this Release and as set forth on Schedule 2 hereto (items (i) and (ii) are collectively referred to herein as the “Specified Claims”).

(b)
Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based, in whole or in part, on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(c)
Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right, title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)
Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

(e)
It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

2.It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3.The Director hereby represents and warrants that he or she has full power, capacity and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Director hereby acknowledges and agrees that Hunton & Williams LLP, which serves as legal counsel for Westbound, has not been engaged to represent the Director individually in any matter, including with respect to the transactions contemplated by the Merger Agreement, and the Director further agrees that Hunton & Williams LLP and its attorneys have no obligation to advise the Director in connection with this Release, any other agreements entered into in connection with the transactions contemplated by the Merger Agreement, or legal developments arising as a result of the transactions contemplated by the Merger Agreement. The Director enters into this Release after having the opportunity to consult with his or her own legal counsel.

4.THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN TITUS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY

CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5.If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

6.Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7.The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8.This Release, together with the Merger Agreement and the agreements executed in connection with the transactions described in the Merger Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Director and Westbound (or its successors or assigns) and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

9.The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

DIRECTOR

Name of Director

STATE OF TEXAS	§
§
COUNTY OF _______________	§
This instrument was acknowledged before me on ________________________, by ___________________________, individually.

Notary Public in and for the State of Texas

Printed Name:______________________________

My Commission Expires:_____________________

SCHEDULE 1
LOANS OUTSTANDING

SCHEDULE 2
SPECIFIED CLAIMS

RELEASE
(Officer)
This RELEASE (this “Release”), effective as of [•], 2018, is made by [•] (the “Officer”), in favor of Westbound Bank, a Texas banking association (“Westbound”). Capitalized terms not otherwise defined herein have the meanings given them in the Merger Agreement (as defined below).
RECITALS
WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 29, 2018, by and among Guaranty Bancshares, Inc., a Texas corporation and registered bank holding company under the BHC Act (“Guaranty”), Guaranty Bank & Trust, N.A., a national banking association, and Westbound, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Officer has executed and delivered to Guaranty an instrument releasing Westbound from any and all claims of such Officer;
WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 8.12(f) of the Merger Agreement as discussed above; and
WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.
AGREEMENT
NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, including, without limitation, that this Release is a condition to the Merger Agreement, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:
1.Release.

(a)
Attached as Schedule 1 hereto is a list of all loans outstanding from Westbound to the Officer. The Officer acknowledges that there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against Westbound, except as set forth below. The Officer for himself or herself and on behalf of his or her heirs and assigns (each, a “Releasing Party” and collectively, the “Releasing Parties”) hereby releases, acquits and forever discharges Westbound and its respective predecessors, successors, assigns, Subsidiaries, and each of their respective past or present officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them (each a “Released Party” and collectively, the “Released Parties”) (but only as to their actions or omissions in their capacity as officers, directors, employees, agents or servants of the Released Parties) to the fullest extent permitted by applicable law, from any and any and all claims, obligations, costs, losses, expenses (including attorneys’ fees), causes of action, rights, demands, debts, liens, liabilities or damages of every kind and nature whatsoever, whether known or unknown, anticipated or unanticipated, pending or threatened, fixed, contingent or conditional, suspected or unsuspected, and whether arising out of contract, tort, violation of law, statute, regulation or otherwise (including, without limitation, any covenant of good faith and fair dealing, express or implied), by reason of any matter, cause, thing, act, occurrence, omission or any other factor, situation or event whatsoever now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof (all of the foregoing collectively, “Claims”); but neither of the Released Parties are released from any obligations or liabilities to the Officer (i) pursuant to the certificate of formation or articles of association, as applicable, or bylaws or similar governing documents of the Released Parties regarding the indemnification of officers or directors; (ii) in connection with any deposits (as defined in 12 USC §1813(1)) of the Officer or other written contractual obligations of the Released Parties to the Officer existing on the date of this Release and as set forth on Schedule 2 hereto; (iii) accrued compensation and rights under any benefit plans or arrangements of the Released Parties existing at or immediately prior to the Effective Time and as set forth on Schedule 3; (iv) pursuant to the provisions of any written employment agreement to which the Officer is a party and as set forth on Schedule 4; and (v) in connection with medical claims not yet filed (items (i), (ii), (iii), (iv) and (iv) are collectively referred to herein as the “Specified Claims”).

(b)
Each of the Releasing Parties further covenants and agrees that he or she will not directly or indirectly bring or cause to be brought, or participate in the prosecution of or otherwise assert or solicit, any Proceeding (defined below) (i) with respect to any Claim against a Released Party, or (ii) that is based, in whole or in part, on the grounds that any or all the terms of this Release were entered into pursuant to a fraudulent inducement or are for any reason illegal, invalid, not binding, unenforceable or against public policy. For the purposes of this Release, a “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

(c)
Each of the Releasing Parties represents that it has not commenced any Proceeding against any of the Released Parties with respect to a Claim and is the sole owner of all right, title and interests to the Claims and has not transferred or agreed to transfer any interest in any Claim.

(d)
Each of the Releasing Parties agrees to indemnify, defend and hold harmless the Released Parties against any and all claims, demands, actions, causes of action, losses, damages, rights to recover or to be indemnified for losses, costs, expenses, and liabilities whatsoever (including court costs, litigation expenses and reasonable attorneys’ fees), known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, whether arising out of contract, tort, violation of law, statute, regulation, or otherwise incurred or suffered by any Released Party arising out of or in connection with any breach of this Release by a Releasing Party.

(e)
It is the intention of all parties that the foregoing be construed broadly as a total and unconditional release and covenant by each of the Releasing Parties to never to assert any Claim against any Released Party, except as otherwise provided herein.

2.It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith are to be construed as an admission of liability, all liability being expressly denied by each of the Released Parties. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against any of the Released Parties, and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than the Specified Claims.

3.The Officer hereby represents and warrants that he or she has full power, capacity and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind of character not set forth herein. The Officer hereby acknowledges and agrees that Hunton & Williams LLP, which serves as legal counsel for Westbound, has not been engaged to represent the Officer individually in any matter, including with respect to the transactions contemplated by the Merger Agreement, and the Officer further agrees that Hunton & Williams LLP and its attorneys have no obligation to advise the Officer in connection with this Release, any other agreements entered into in connection with the transactions contemplated by the Merger Agreement, or legal developments arising as a result of the transactions contemplated by the Merger Agreement. The Officer enters into this Release after having the opportunity to consult with his or her own legal counsel.

4.THIS RELEASE IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS RELEASE WILL LIE IN TITUS COUNTY, TEXAS. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS RELEASE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS RELEASE OR THE TRANSACTIONS CONTEMPLATED BY THIS RELEASE. EACH PARTY TO THIS RELEASE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS RELEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5.If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Release is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (c) there will be added automatically as a part of this Release a provision mutually agreed to which is as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

6.Whenever the words “include,” “includes” or “including” are used in this Release, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Release refer to this Release as a whole and not to any particular provision in this Release. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

7.The rights, obligations and duties of each of the Releasing Parties hereunder shall be personal and not assignable, transferable or delegable by any Releasing Party in any manner whatsoever. Without limiting the foregoing, this Release will be binding upon the Releasing Parties and will inure to the benefit of and be enforceable by the respective parents, subsidiaries, affiliates, predecessors, successors and assigns of the Released Parties. Nothing expressed or referred to in this Release will be construed to give any person other than the parties to this Release and the

Released Parties any legal or equitable right, remedy, or claim under or with respect to this Release or any provision of this Release. This Release and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Release and their respective parents, subsidiaries, affiliates, predecessors, successors and permitted assigns, and the Released Parties.

8.This Release, together with the Merger Agreement and the agreements executed in connection with the transactions described in the Merger Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The recitals to this Release are hereby incorporated by reference into and made a part of this Release for all purposes. This Release may not be amended except by a written agreement executed by each of the Officer and Westbound (or its successors or assigns) and any provision hereof may not be waived, except by written agreement making specific reference to this Release signed by the party against whom enforcement is sought.

9.The Releasing Parties hereby acknowledge and agree that the failure of any Releasing Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the Released Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Releasing Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Releasing Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the necessity of posting bonds or other security. Unless otherwise expressly stated in this Release, no right or remedy described or provided in this Release is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Release, at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first above written.

OFFICER

Name of Officer

STATE OF TEXAS	§
§
COUNTY OF ______________	§
This instrument was acknowledged before me on ________________________, by ___________________________, individually.

Notary Public in and for the State of Texas

Printed Name:______________________________

My Commission Expires:_____________________

SCHEDULE 1
LOANS OUTSTANDING

SCHEDULE 2
SPECIFIED CLAIMS

SCHEDULE 3
BENEFIT PLANS OR ARRANGEMENTS

SCHEDULE 4
EMPLOYMENT AGREEMENT

EXHIBIT F

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
THIS CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of [●], 2018 between Guaranty Bank & Trust, N.A. (“GBT”), and _____________ (“Employee”). For and in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto now acknowledge, the parties hereto, intending to be legally bound, agree as follows:

1.
Employment. GBT agrees to employ Employee upon the terms and conditions set forth in this Agreement, and Employee agrees to accept employment upon these terms and conditions. However, Employee’s employment is contingent on his or her full and honest disclosure of his or her personal and work history, including qualifications, skills, history, education, training and background and passing a drug and background screen.

2.
Confidentiality. Employee agrees that all information obtained by Employee during his or her employment with GBT relating to the business of GBT and its customers is strictly confidential and proprietary in nature. For the period of his or her employment and at all times afterwards, Employee agrees not to use or disclose to anyone other than an authorized GBT representative:

•	any information as to strategy, business plans, methods or policies, systems, documentation, research or development projects, acquisitions, or trade secrets;

•	any names and addresses of customers, customer lists, or any other data relating to past, present or prospective customers; or

•	any other information relating to the business operations of GBT or its customers.
Nothing in this Agreement shall prevent Employee from using or disclosing any information that (i) at the time of disclosure is generally available to and known to the public, other than by a breach of this Agreement by the Employee or (ii) was available to the Employee on a non-confidential basis from a source other than Westbound Bank or GBT, provided that such source is not known to the Employee to have been bound by an obligation or duty of confidentiality to Westbound Bank or GBT.

3.
Solicitation. Employee agrees that he or she will not, while employed by GBT, engage in any business which competes with GBT. Additionally, because of his or her access to confidential information as well as specialized training, Employee agrees that upon termination, for whatever reason, Employee will not directly solicit business from any existing GBT customers that the Employee had contact with while employed by GBT (or Westbound Bank) or about whom the Employee had access to confidential information for one (1) year after leaving GBT. For that same period and within that same geographic scope, Employee agrees that he or she will not (a) interfere with or attempt to interfere with GBT’s relationship with any of such customers or (b) solicit, directly or indirectly, any GBT employees for employment or encourage any such employees to otherwise terminate employment with GBT for any reason. Employee agrees these provisions are reasonable and necessary to protect GBT’s legitimate business interests.

4.
Consideration. In consideration of the covenants and agreements of the Employee contained in Sections 2 and 3 of this Agreement, GBT hereby agrees to provide Employee a lump sum cash payment of $[●], subject to applicable taxes and withholding within three (3) business days following the date hereof.

5.
Entire Agreement; Nonreliance. Employee acknowledges that this Agreement constitutes the entire agreement between GBT and Employee and supersedes any prior negotiations or understandings between GBT and Employee relating to his or her employment. Employee has read and understands the terms of this Agreement and is not relying on any other terms or representations except those contained in this Agreement or as otherwise specified in this paragraph. Employee hereby acknowledges and agrees that neither legal counsel for Westbound Bank nor legal counsel for GBT has been engaged to represent Employee individually in any matter, including with respect to this Agreement, and Employee further agrees that legal counsel for Westbound Bank and GBT shall have no obligation to advise Employee in connection with this Agreement. Employee enters into this Agreement after having the opportunity to consult with his or her own legal counsel.

6.
At Will Relationship. Employee agrees that nothing contained in this Agreement constitutes a contract of employment with GBT, and Employee acknowledges that his or her employment is “at will” and may be terminated at any time for any legal reason by Employee or by GBT without notice.

7.
Competitive Information. GBT has not requested and does not want any confidential information belonging to a prior employer. Employee must not use such information (except such information previously belonging to Westbound Bank which was merged with and into GBT) in the performance of his or her duties for GBT nor should Employee share any such information with any other employees of GBT.

8.
Miscellaneous. This Agreement will be binding upon and will operate for the benefit of the parties and their respective assigns, executors, administrators and successors. This Agreement will be construed and enforced under Texas law. The parties agree any dispute, controversy or claim arising out of or relating to this Agreement or breach hereof, or arising out of or relating in any way to the employment of Employee or the termination thereof, shall be adjudicated exclusively and solely in the District Court of Titus County, Texas. In the event any portion of this Agreement is determined to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Agreement will remain in effect. No waiver of any breach or compliance with any term or obligation under this Agreement shall be deemed a waiver of such term or obligation at any future time or as to any other parties who have entered into similar agreements.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first written above.

EMPLOYEE	GUARANTY BANK & TRUST, N.A.
___________________________________ Name (Print) ___________________________________ Signature ___________________________________ Social Security Number ___________________________________ Date	By:________________________________ Name (Print) ___________________________________ Signature ___________________________________ Title ___________________________________ Date

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), executed as of January 29, 2018, is by and between WESTBOUND BANK, a Texas banking association (the “Bank”), GUARANTY BANK & TRUST, N.A. (“GBT”), a Texas corporation, and GUARANTY BANCSHARES, INC. (“Guaranty”), a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended.
WHEREAS, the Bank is currently a party to (i) that certain Salary Continuation Agreement by and between the Bank and James Troy England, dated August 26, 2014 (the “2014 Agreement”) and (ii) those certain Salary Continuation Agreements with each of Robert J. Kramer and B. Ralph Williams, each dated September 12, 2007 (the “2007 Agreements,” and together with the 2014 Agreement, the “Salary Continuation Agreements”);
WHEREAS, Section 7.14 of the 2014 Agreement provides that the 2014 Agreement shall be binding upon and inure to the benefit of the Employer and its successor and assigns;
WHEREAS, Section 9.7 of the 2007 Agreements provides that the Bank shall not merge or consolidate into or with another bank unless such succeeding or continuing bank agrees to assume and discharge the obligations of the Bank under the applicable 2007 Agreement, and that upon occurrence of such event, references to the Bank under the applicable 2007 Agreement shall be deemed to refer to such successor or survivor entity;
WHEREAS, it is proposed that the Bank enter into a merger with and into GBT, a wholly-owned subsidiary of Guaranty, with GBT surviving the merger (the “Merger”), under the terms set forth in the Agreement and Plan of Merger negotiated between the Bank, Guaranty and GBT (the “Merger Agreement”);
WHEREAS, the Merger will constitute a “Change in Control” as defined in the Salary Continuation Agreements;
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Salary Continuation Agreements.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.    Assignment of the Salary Continuation Agreements. Pursuant to the terms of the Salary Continuation Agreements set forth above, the Bank hereby assigns to GBT and Guaranty, and GBT and Guaranty hereby expressly accept the assignment of, and assume all of the obligations of the Bank under, the Salary Continuation Agreements, effective as of the closing of the Merger.

2.Change in Control Benefits. The Bank, GBT and Guaranty agree that the Merger constitutes a Change in Control for purposes of the Change in Control Benefit provided for in Section 2.4 of the 2014 Agreement and Section 2.3 of the 2007 Agreements.

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3.Participants in Pay Status. The Bank, GBT and Guaranty agree that each of Robert J. Kramer and B. Ralph Williams (a) have attained the “Normal Benefit Date” under the terms of the applicable 2007 Agreement and are currently receiving benefit payments in accordance with Section 2.1 of the applicable 2007 Agreement, and (b) will continue to receive their benefit payments in accordance with Section 2.1 of the applicable 2007 Agreement following the Merger.
4.Amendments to 2014 Agreement. The Bank, GBT and Guaranty agree that the 2014 Agreement is hereby amended as follows:

(a)	Sections 1.6 and 2.7 of the 2014 Agreement are hereby deleted in their entirety and revised to read “[Reserved].”

(b)	Section 1.12 of the 2014 Agreement is hereby amended in its entirety to read as follows:
“1.12    ‘Early Termination’ means Separation from Service before Normal Retirement Age except when such Separation from Service occurs following a Change in Control.”
5.Amendments to 2007 Agreements. The Bank, GBT and Guaranty agree that each of the 2007 Agreements is hereby amended as follows:

(a)	Sections 1.15 and 5.1 of the 2007 Agreements are hereby deleted in their entirety and revised to read “[Reserved].”

(b)	Section 1.8 of the 2007 Agreements is hereby amended in its entirety to read as follows:
“1.8    ‘Early Termination’ means the Executive’s Separation from Service before the Normal Benefit Date except when such Separation from Service occurs following a Change in Control.”
6.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement.
7.Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and replaces and supersedes any other agreements with respect thereto (whether written or oral).
8.Governing Law. This Agreement shall be governed, construed, interpreted and administered in accordance with the laws of the State of Texas, without regard to its conflicts of laws principles.
9.Contingent on Merger. This Agreement is contingent upon the closing of the Merger. In the event the Merger does not take place, it shall be null and void ab initio and shall have no force or effect.
[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed as of the date first above written.

PARTICIPANTS: __________________________________ James Troy England __________________________________ Robert J. Kramer __________________________________ B. Ralph Williams
BANK:
WESTBOUND BANK
By:___________________________________
Name:________________________________
Title:_________________________________

GBT:
GUARANTY BANK AND TRUST, N.A.
By:___________________________________
Name:________________________________
Title:_________________________________

GUARANTY:
GUARANTY BANCSHARES, INC.
By:___________________________________
Name:________________________________
Title:_________________________________

[Signature Page to Assignment and Assumption Agreement]

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